Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
ARCOSA MS5, LLC,
as Buyer
and
SOUTHWEST ROCK PRODUCTS, LLC,
MIDWEST LAND TRUST, LLC,
WHITE MOUNTAIN PROPERTIES, LLC
collectively as the Companies,
and
THE MEMBERS OF THE COMPANIES SET FORTH ON SCHEDULE 1,
collectively as the Sellers,
and
CHRISTOPHER REINESCH, as the Sellers’ Representative

Dated as of August 4, 2021

TABLE OF CONTENTS
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MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of the 4th day of August, 2021, by and among ARCOSA MS5, LLC, a Delaware limited liability company (“Buyer”), SOUTHWEST ROCK PRODUCTS, LLC, an Arizona limited liability company (“SWRP”), MIDWEST LAND TRUST, LLC, an Arizona limited liability company (“MLT”), and WHITE MOUNTAIN PROPERTIES, LLC, an Arizona limited liability company (“WMP”, and collectively with SWRP and MLT, the “Companies”), and the MEMBERS SET FORTH ON SCHEDULE 1, the equity holders of the Companies (collectively, the “Sellers” and individually “Seller”), and CHRISTOPHER REINESCH, solely in his capacity as the Sellers’ Representative (as defined in Section 9.16(a)). Unless otherwise set forth herein, capitalized terms used herein shall have the meanings assigned to such terms in Article VIII.
WHEREAS, the Sellers collectively own all of the issued and outstanding membership interests in the Companies as set forth on Schedule 1 hereto (the “Purchased Interests”); and
WHEREAS, the Sellers desire to sell the Purchased Interests to the Buyer and the Buyer desires to purchase the Purchased Interests from the Sellers, upon the terms and subject to the conditions contained in this Agreement; and
WHEREAS, prior to the date hereof, the parties hereto made an appropriate filing (the “HSR Filing”) pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”), and the statutory waiting period pursuant to the HSR Act has expired or been terminated.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF PURCHASED INTERESTS
1.1    Agreement to Sell and Purchase. Subject to the terms and conditions set forth in this Agreement, each of the Sellers shall sell, transfer, assign and deliver to Buyer free and clear of any Liens, and Buyer shall purchase from such Seller, at the Closing (as defined in Section 2.1), all of such Seller’s right, title and interest in and to the Purchased Interests set forth opposite such Seller’s name on Schedule 1 hereto.
1.2    Purchase Price.
(a)    For purposes of calculating the Estimated Purchase Price, at least three (3) Business Days prior to the date hereof, the Sellers’ Representative has delivered to Buyer (i) an estimated balance sheet of the Companies as of the Closing Date, consistent with the unaudited balance sheet of the Companies as of May 31, 2021, prepared in accordance with past practices of the Companies (the “Closing Balance Sheet”); and (ii) a statement (A) certifying that the Initial Closing Statement was prepared based on the records of the Companies and other information then available and in accordance with this Agreement and (B) setting forth (in reasonable detail) a good faith estimate of the (1) Estimated Net Working Capital, (2) Estimated Net Cash, (3) Estimated Indebtedness, and (4) Estimated Transaction Expenses and, on the basis of the forgoing, a calculation of the Estimated Purchase Price (the “Initial Closing Statement”). Estimated Net Working Capital, Estimated Net Cash and Estimated Indebtedness shall be calculated in accordance with (x) the terms and conditions of this Agreement, (y) to the extent consistent with the foregoing clause (x), GAAP, and (y) to the extent consistent with the foregoing clauses (x) and (y), the accounting methods, practices, principles, policies and procedures (including the revenue and expensing methodologies) historically utilized by each Company, in each case, subject to any exceptions set forth on Schedule 1.3(a) (the accounting principles as described in this sentence, the “Applicable Accounting Principles”).
(b)    At the Closing, the Buyer shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to the bank account previously designated by the Sellers’ Representative for further distribution to the Sellers in accordance with their respective Pro Rata Interest (or, in the case of the Otto Sellers, directly to the Otto Sellers to the respective bank account previously designated by them in accordance with their respective Pro Rata Interest), an aggregate amount equal to (i) the Estimated Purchase Price, minus (ii) the Lease Holdback Amount, minus (iii) the Adjustment Escrow Amount. The Lease Holdback Amount shall be paid within five (5) Business Days following the written renewal of the Peoria Lease by the State of Arizona on substantially the same terms and conditions as in effect prior to the expiration of the Peoria Lease (subject to the expansion contemplated by the definition thereof), which renewal shall extend the term of the lease for an additional five-year period, with an additional five-year extension thereafter. The Adjustment Escrow Amount shall be paid out pursuant to Section 1.3(c) upon recalculation of the Purchase Price and determination of the Final Adjustment, if any.
(c)    The Sellers’ Representative has delivered to the Buyer (i) the Certificate of Indebtedness, and (ii) the Certificate of Transaction Expenses.
(d)    The parties hereto acknowledge that Buyer has paid the cost of any filing fees in connection with the HSR Filing.
(e)    The Adjustment Escrow Amount shall be deposited in an account (the “Adjustment Escrow Account”) with PNC Bank, National Association (the “Escrow Agent”) pending resolution of the Final Adjustment under Section 1.3(c), pursuant to the terms of an escrow agreement among the Buyer, the Sellers’ Representative and the Escrow Agent (the “Escrow Agreement”).
1.3    Adjustments to Closing Date Cash Purchase Price.
(a)    Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth (in reasonable detail) a good faith estimate of (i) the Closing Net Working Capital, (ii) the Closing Net Cash Amount, (iii) the Closing Indebtedness, and (iv) the Transaction Expenses (the “Final Closing Statement”). Closing Net Working Capital, Closing Net Cash Amount and Closing Indebtedness shall be calculated in accordance with the Applicable Accounting Principles. The Buyer shall permit the Sellers’ Representative and its Representatives, at the earliest practicable date during normal business hours and upon reasonable notice, to review and, at the Sellers’ sole expense, make copies of all work papers, schedules and calculations used in the preparation thereof, in each case that are under the control of the Buyer or the Companies and that are not subject to a duty or obligation of confidentiality. Each Seller shall give the Buyer reasonable access to any information under such

Seller’s control that is not under the control of the Buyer or the Companies necessary to prepare the Final Closing Statement.
(b)    When the Buyer delivers the Final Closing Statement, the Buyer shall also deliver to the Sellers’ Representative a certificate (i) certifying that the Final Closing Statement was prepared based on the records of the Companies and other information then available and in accordance with this Agreement and (ii) containing the Buyer’s good faith estimate (the “Buyer’s Proposed Calculations”) of the Closing Net Working Capital, the Closing Net Cash Amount, the Closing Indebtedness and the Transaction Expenses. During the thirty (30)-day period following delivery of the Final Closing Statement, the Sellers shall have the right (with their Representatives), at the Sellers’ expense, to review the Final Closing Statement. If, within thirty (30) days after their receipt of the Final Closing Statement, the Sellers’ Representative disputes any aspect of the Final Closing Statement or any of the Buyer’s Proposed Calculations, the Sellers’ Representative shall, on or prior to such thirtieth (30th) day, deliver to the Buyer a written notice setting forth such dispute in reasonable detail (the “Dispute Notice”) together with its proposed alternative calculations (the “Sellers’ Proposed Calculations”) of the Closing Net Working Capital, the Closing Net Cash Amount, the Closing Indebtedness and the Transaction Expenses. If the Sellers’ Representative does not deliver a Dispute Notice and the Sellers’ Proposed Calculations to the Buyer on or prior to such thirtieth (30th) day after its receipt of the Final Closing Statement, the Final Closing Statement delivered by the Buyer pursuant to Section 1.3(a) above shall be final and binding on the parties hereto. If the Sellers’ Representative delivers a Dispute Notice and the Sellers’ Proposed Calculations to the Buyer on or prior to such thirtieth (30th) day after its receipt of the Final Closing Statement, the Buyer and the Sellers’ Representative shall negotiate in good faith to resolve any further disagreements within thirty (30) days after the Buyer’s receipt the Dispute Note and the Sellers’ Proposed Calculations. Any disputed items resolved in writing between the Buyer and the Sellers’ Representative within such thirty (30)-day period shall be final and binding with respect to such items. If the Buyer and the Sellers’ Representative have not resolved all such disputed items by the end of such thirty (30)-day period, the Sellers’ Representative and the Buyer shall submit in writing for resolution to Deloitte, or such other nationally recognized independent accounting firm other than the Sellers’ independent accountant, the Companies’ independent accountants, or the Buyer’s independent accountants upon which the Buyer and the Sellers’ Representative may hereafter agree (the “Independent Accounting Firm”), the remaining disputed items (the “Remaining Disputed Items”), and within thirty (30) days after its engagement, the Independent Accounting Firm shall(x) conduct its own review of the Final Closing Statement and thereafter select either the Buyer’s Proposed Calculations of the Remaining Disputed Items or the Sellers’ Proposed Calculations of the Remaining Disputed Items or an amount in between the two and (y) deliver to the Buyer and the Sellers’ Representative a revised Final Closing Statement reflecting the Independent Accounting Firm’s final determination of the Remaining Disputed Items pursuant to clause (x), which Final Closing Statement (as adjusted to reflect the resolution of the Remaining Disputed Items) shall be final and binding upon the parties hereto. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by the Buyer and one-half by the Sellers; provided that, if the difference between the Final Adjustment (as defined below) and the Final Adjustment that would have resulted from the use of the proposed calculations of one of the parties hereto (the “Erroneous Party”) is more than twice as great as the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the other party’s proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm. The parties will submit such materials and respond to such questions as requested by the Independent Accounting Firm, and the Independent Accounting Firm will undertake in good faith to issue a report (which will summarize the reasons for the determination) within thirty (30) days after its engagement. The Independent Accounting Firm’s report will be based (to the extent the Independent Accounting Firm considers it appropriate) on such information and on the accounting and other records of the Companies. The Independent Accounting Firm’s award will consist solely of an award with respect to the Remaining Disputed Items and will not include any other finding or award.
(c)    Upon the final determination, pursuant to Section 1.3(b) above, of the Final Closing Statement, the Purchase Price shall be recalculated using the Closing Net Working Capital (giving effect to the Net Working Capital Collar Amount), the Closing Net Cash Amount, the Closing Indebtedness and the Transaction Expenses, each as set forth on the Final Closing Statement (the “Final Adjustment”). If the Purchase Price as so recalculated in the Final Adjustment is greater than the Estimated Purchase Price, the Buyer shall pay to the Sellers’ Representative, for further distribution to the Sellers in accordance with their respective Pro Rata Interest, the amount of such excess (or, in the case of the Otto Sellers, directly to the Otto Sellers in accordance with their respective Pro Rata Interest). If the Purchase Price as so recalculated in the Final Adjustment is less than the Estimated Purchase Price, then such difference shall be paid to Buyer out of the Adjustment Escrow Account with any remaining amount in the Adjustment Escrow Account being paid to the Sellers’ Representative for further distribution to the Sellers in accordance with their respective Pro Rata Interest. In the event that the Adjustment Escrow Amount is insufficient to pay the amount owed to Buyer, then each Seller shall pay to Buyer its respective pro rata amount of such excess.
(d)    Any payment to be made pursuant to this Section 1.3 shall be made by wire transfer of immediately available funds (based on the wiring instructions provided to the applicable party at least two (2) Business Days prior to such payment) within ten (10) days after the determination of the Final Adjustment pursuant to Section 1.3(c) above.
1.4    Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer and the Companies shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other provision of Tax law. To the extent that amounts are so withheld or deducted by the Buyer or the Companies, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Buyer or the Companies, as the case may be.
1.5    No Liability for Direct Payments. Each Seller (other than the Otto Sellers) hereby irrevocably directs the Buyer to make the payments or deliveries that such Seller is entitled to pursuant to this Agreement to the Sellers’ Representative. Notwithstanding any provision to the contrary in this Agreement: (a) neither the Buyer nor its Affiliates shall have any liability relating to any payment or allocation of such amounts by the Sellers’ Representative or any other Person to any Seller (and no such Seller shall have any claim with respect to such Seller’s payment against any source other than by payment by the Sellers’ Representative); and (b) neither the Buyer nor its Affiliates shall have any liability to make or cause to be made any payments to any Seller individually (except for payments being made by the Buyer to the Otto Sellers in accordance with Section 1.2(b) and Section 1.3(c)). Without limiting the foregoing, upon receipt of any consideration by the Sellers’ Representative pursuant to this Agreement (or, in the case of the Otto Sellers, upon receipt of any consideration by the Buyer pursuant to this Agreement), neither the Buyer, the Companies nor any of their respective Affiliates shall be liable to any Seller for any damages resulting from such Seller not receiving any further distribution or remittance of such consideration. In calculating any amounts payable to any Seller or the Sellers’ Representative under this Agreement, the Buyer and its Affiliates shall be entitled to rely conclusively on information set forth on Schedule 1(b) as conclusive evidence of each Seller’s Pro Rata Interest, and neither the Buyer nor its Affiliates shall have any liability relating to any payment or allocation made to any Seller or the Sellers’ Representative in accordance with the Pro Rata Interests as set forth on Schedule 1(b).
1.6    Purchase Price Allocation. The Sellers and the Buyer shall allocate the Purchase Price as finally determined pursuant to Section 1.3(c), plus the amount of any liabilities of the Companies treated as assumed for U.S. federal income Tax purposes, among the assets of the Companies. Buyer shall prepare and submit to the Sellers’ Representative a draft allocation of the Purchase Price among the assets of the Companies (the “Purchase Price Allocation”) (which shall be in accordance with Section 1060 of the Code and any comparable or similar provisions of state, local or foreign law, as appropriate) within twenty (20) Business Days following the date that the Purchase Price is finally determined pursuant to Section 1.3(c). The Sellers’ Representative shall have thirty (30) days following receipt of Buyer’s draft Purchase Price Allocation pursuant to the immediately preceding sentence to review and provide to Buyer its comments to such draft Purchase Price Allocation. The parties agree to use good faith efforts to agree upon a final version of the Purchase Price Allocation and the parties shall report the transaction on all Tax Returns (including, but not limited to, information returns and supplements thereto required to be filed under Section 1060 of the Code) in a manner consistent with such mutually agreed-upon Purchase Price Allocation, provided that if the Sellers’ Representative and Buyer are unable to agree upon the Purchase Price Allocation, each party shall be permitted to report the fair market value of such items on their Tax Returns as determined by such party.
1.7    Excluded Assets. The assets listed on Schedule 1.7 have been transferred and assigned by the Companies to other entities owned by Sellers pursuant to a transfer and assignment agreement (the “Asset Transfer Agreement”) and are not included in this transaction.
ARTICLE II
CLOSING
2.1    Time and Place. The closing of the sale and purchase of the Purchased Interests and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (the “Closing”) is taking place by electronic exchange of signature pages to this Agreement and each Ancillary Agreement on the date hereof. The date of the Closing is referred to as the “Closing Date”. The effective time of the Closing for accounting purposes shall be deemed to be 12:01 am (Mountain Time) on the Closing Date (the “Measurement Time”).
2.2    Closing Deliverables of the Sellers. At the Closing, the Sellers shall have delivered or caused to be delivered to the Buyer:

(a)    Certificates representing the Purchased Interests (as applicable to the extent certificated), each duly endorsed in blank or with duly executed stock or other transfer documents attached, in form and substance reasonably satisfactory to the Buyer, free and clear of all Liens.
(b)    Pay-off letters, releases and Lien discharges (or agreements therefor) reasonably satisfactory to the Buyer from each creditor listed on the Certificate of Indebtedness and the Certificate of Transaction Expenses.
(c)    The equity ledger and minute books of the Companies and Subsidiaries.
(d)    All Required Consents set forth on Schedule 3.14(b).
(e)    A release of all claims against the Companies and Subsidiaries, executed by each of the Sellers.
(f)    An IRS form W-9 and a certificate of non-foreign status from each Seller, in form and substance reasonably satisfactory to the Buyer, duly executed in accordance with Section 1445 of the Code.
(g)    Evidence of the termination of each of the Affiliate Agreements in such forms and substance reasonably satisfactory to the Buyer.
(h)    Evidence that all notes payable, accounts receivable, advances, loans and other amounts owing to any of the Companies or Subsidiaries by any Seller, officer, employee, former member or director will have been repaid in full to the applicable Company or Subsidiary or cancelled.
(i)    Signed resignations from each of the managers or directors and officers of each Company and Subsidiary set forth on Schedule 2.2(i), in form and substance reasonably satisfactory to the Buyer.
(j)    Certified copies of (i) the certificate of formation of each Company and Subsidiary issued by the Secretary of State of the State of Arizona, (ii) the operating agreement (as amended, supplemented or restated) of each Company and Subsidiary, and (iii) written resolutions duly adopted by the board of directors or other governing body of each Company in accordance with the provisions and requirements set forth in such Company’s Governing Documents approving this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements.
(k)    A certificate of good standing or existence, as applicable, from the Secretary of State (or other applicable governmental entity) of Arizona and each other jurisdiction where any of the Companies or Subsidiaries is qualified to do business, dated as of a recent date.
(l)    A copy of the executed Asset Transfer Agreement.
(m)    Such other documents relating to the transactions contemplated by this Agreement as the Buyer may reasonably request.

2.3    Closing Deliverables of the Buyer. At the Closing, the Buyer shall have delivered (or caused to be delivered):
(a)    To the Sellers’ Representative, to be further distributed to each Seller (other than the Otto Sellers) in accordance with such Seller’s Pro Rata Interest, an aggregate amount equal to the Estimated Purchase Price (minus (i) the Lease Holdback Amount, (ii) the Adjustment Escrow Amount, and (iii) any amounts being paid directly to the Otto Sellers in accordance with Section 2.3(b)), in cash by wire transfer of immediately available funds to the account designated by the Sellers’ Representative at least two (2) Business Days prior to the Closing Date.
(b)    To the Otto Sellers, an aggregate amount equal to (i) the Estimated Purchase Price (minus the Lease Holdback Amount and the Adjustment Escrow Amount) multiplied by (ii) the Otto Sellers’ Pro Rata Interest, in cash by wire transfer of immediately available funds to the respective account designated by the Otto Sellers at least two (2) Business Days prior to the Closing Date.
(c)    To the lenders set forth on the Certificate of Indebtedness, the applicable amounts set forth thereon by wire transfer of immediately available funds to the accounts designated on the Certificate of Indebtedness, representing all outstanding Indebtedness of the Companies as evidenced on the Certificate of Indebtedness.
(d)    To the creditors set forth on the Certificate of Transaction Expenses, the applicable amounts set forth thereon by wire transfer of immediately available funds to the accounts designated on the Certificate of Transaction Expenses, representing all outstanding Transaction Expenses of the Companies as evidenced on the Certificate of Transaction Expenses.
(e)    To the Sellers’ Representative, such other documents relating to the transactions contemplated by this Agreement as the Sellers’ Representative may reasonably request.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANIES AND THE SELLERS
The Sellers and each Company, jointly and severally, represent and warrant to the Buyer as follows:
3.1    Organization; Authority; Binding Effect. Each Company is a limited liability company duly organized and validly existing under the laws of the State of Arizona. Each Company has delivered to the Buyer complete and correct copies of the Governing Documents and all amendments thereto of such Company, and such Company is not in default under or in violation of any provisions of its Governing Documents. Each Company is qualified to do business as a foreign entity in the jurisdictions listed on Schedule 3.1 hereto. Each Company is duly licensed or qualified to do business and is in good standing (or of comparable status) under the laws of each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, be material to the business of such Company. Each Company has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as such business is now conducted. Each Company has all requisite power and full legal right to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform all of its agreements and obligations under this Agreement and the Ancillary Agreements to which it is a party in accordance with their terms. Each Company has obtained all membership or other approvals necessary for the execution and delivery of this Agreement and the Ancillary Agreements by such Company and the consummation by such Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by each Company and constitute legal, valid and binding obligations of such Company, enforceable against such Company in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.2    Subsidiaries. Schedule 3.2 sets forth a list of all Subsidiaries of each Company (collectively, the “Subsidiaries” and individually, a “Subsidiary”), together with the authorized, issued and outstanding equity interests of each Subsidiary and the name of the record and beneficial holder of such equity interests. Each Subsidiary is a limited liability company duly organized and validly existing under the laws of the State of Arizona. Each Company has delivered to the Buyer complete and correct copies of the Governing Documents and all amendments thereto of its Subsidiaries. None of the Subsidiaries is in default under or in violation of any provisions of its Governing Documents. Each Subsidiary is duly licensed or qualified to do business and is in good standing (or of comparable status) under the laws of each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, be material to the business of such Subsidiary. Each Subsidiary has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as such business is now conducted. All of the issued and outstanding equity interests of each Subsidiary are validly issued and outstanding, fully paid and nonassessable.
3.3    Capitalization; Title to Purchased Assets. The membership interests of each Company and each Seller’s percentage ownership of each such Company are set forth on Schedule 1 hereof. The Purchased Interests constitute all of the authorized, issued and outstanding equity interests of each Company. All of the Purchased Interests are validly issued and outstanding, fully paid and nonassessable. There are no outstanding or authorized options, warrants, derivatives, convertible securities, conversion rights, exchange rights or other rights to subscribe for or purchase any securities of any of the Companies or the Subsidiaries. Except as set forth in Schedule 3.3, there are no proxies, voting rights, shareholder agreements, registration rights agreements, buy-sell agreements or other agreements or understandings with respect to the voting or transfer of the equity securities of any of the Companies or any of the Subsidiaries (including contracts relating to preemptive rights, rights of first refusal, right of first offer, co-sale rights or “drag-along” rights). No holder of Indebtedness of any of the Companies, nor any other Person, has any right to convert or exchange such Indebtedness for any equity securities of any of the Companies or the Subsidiaries. None of the outstanding equity securities of any of the Companies or the Subsidiaries were issued in violation of any laws, options, warrants, derivatives, convertible securities, conversion rights, exchange rights or other rights to subscribe for or purchase any securities of such Company or Subsidiary, the Governing Documents of such Company or Subsidiary or any Contract to which such Company or Subsidiary is a party or by which it is bound. No former direct or indirect holder of any equity interests of any of the Companies or Subsidiaries has any claim or rights against any Company, Subsidiary or Seller that remains unresolved or to which any Company, Subsidiary or Seller has or may have (now or in the future) any material liability and, to the knowledge of the Companies or the Sellers, no such claim is threatened.
3.4    Non-Contravention. The execution and delivery by each Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not, directly or indirectly, with or without notice, lapse of time or both, (a) violate or conflict with any provision of any Governing Document of any Company, as amended to date, (b) except as set forth on Schedule 3.14(b), violate, conflict with or result in a breach of or constitute a default, an event giving rise to a default or a right of consent or an acceleration of any obligation under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any of the terms, conditions or provisions of any Contract to which any Company or Subsidiary is a party or by which any Company or Subsidiary is bound or to which any asset of a Company or Subsidiary is subject or under which any Company or Subsidiary has any rights or the performance of which is guaranteed by any Company or Subsidiary, (c) constitute an event which would create, or cause to be exercisable or enforceable, any option, warrant, subscription, agreement or right of any kind to purchase any membership interest, or other equity interests, assets, properties or rights of any Company or Subsidiary, (d) result in the creation or imposition of any Lien upon any property or asset owned or used by any Company or Subsidiary, (e) violate any statute, judgment, decree, order, regulation or rule of any court or Governmental Authority to which any Company or Subsidiary or any property or asset owned or used by any Company or Subsidiary is subject or (f) violate any Permit (as defined in Section 3.10(a)) of any Company or Subsidiary or give any Governmental Authority the right to terminate, revoke, suspend or modify any Permit of any Company or Subsidiary.
3.5    Governmental Consents. Except for the HSR Filing, no notice to, consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority is required to be obtained or made by any of the Companies or Subsidiaries in connection with the execution and delivery by the Companies of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
3.6    Financial Statements. The Companies have delivered to the Buyer true, accurate and complete copies of: (a) the audited, consolidated financial statements of the Companies for the fiscal years ending December 31, 2018, 2019 and 2020 and the related consolidated statements of income, members’ equity, and cash flows of the Companies for each of the fiscal years then ended, together with the notes thereto (the “Annual Financial Statements”), and (b) the internally-prepared balance sheet of the Companies as of May 31, 2021 and the related consolidated statements of income, members’ equity, and cash flows of the Companies for the five (5)-month period then ended (the “Interim Financials” and, collectively with the Annual Financial Statements, the “Financial Statements”). Subject, in the case of the Interim Financials, to the absence of footnotes and customary year-end or quarter-end adjusting entries (none of which, individually or in the aggregate, is material), each of the Financial Statements has been prepared in accordance with GAAP as in effect from time to time consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto) and is consistent with the books and records of the Companies (which, in turn, are accurate and complete in all material respects). The Financial Statements present fairly, in all material respects, the financial position of the Companies and the Subsidiaries as of and for their respective dates, and each of such statements of income, members’ equity, and cash flows present fairly, in all material respects, the results of operations of the Companies and the Subsidiaries for the periods covered thereby.
3.7    Taxes. Schedule 3.7 (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which each Company and Subsidiary has filed a Tax Return at any time during the four-year period ending on the date hereof, (ii) identifies those Tax Returns that have been subject to a Tax Audit (as defined in Section 6.2(c)), (iii) identifies those Tax Returns that are currently the subject of a Tax Audit, and (iv) lists all Tax rulings and similar determinations requested or received by each Company and Subsidiary. Except as disclosed on Schedule 3.7 hereto:
(a)    each Company and Subsidiary has delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, such Company during the four (4)-year period ending on the date hereof.
(b)    each Company and Subsidiary has timely filed with the appropriate Governmental Authorities all of the Tax Returns required to be filed by it and such Tax Returns are complete and accurate in all material respects;
(c)    no waiver of any statute of limitations relating to Taxes has been requested, executed or given by any of the Companies or Subsidiaries;
(d)    all Taxes, assessments, fees and other governmental charges upon any of the Companies or Subsidiaries or upon any of their properties, assets, revenues, income and franchises have been timely paid, other than those not yet due and payable and accurately reflected on the Final Closing Statement;
(e)    each Company and Subsidiary has withheld and timely paid all Taxes required to be withheld or paid, and complied with all information reporting and backup withholding requirements, and has maintained all required records, in connection with amounts paid or owing to any employee, customer, creditor, equity holder, independent contractor or third party;
(f)    no Tax Return of any of the Companies or Subsidiaries is currently under audit by the IRS or any other taxing authority;
(g)    there are no liens or encumbrances for Taxes (other than for Taxes not yet due and payable) upon the assets of any of the Companies or Subsidiaries;
(h)    none of the Companies or Subsidiaries (i) is nor has it ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return, or (ii) has liability for the Taxes of any Person under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;
(i)    no claim has ever been made by a taxing authority in a jurisdiction where any of the Companies or Subsidiaries does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction;

(j)    the Buyer will not be required to deduct and withhold any amount under Section 1445(a) of the Code or otherwise upon the transfer of the Purchased Interests to the Buyer.
(k)    none of the Companies or Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code;
(l)    neither the IRS nor any other taxing authority is now asserting or, to the knowledge of any of the Companies or the Sellers, threatening to assert against any of the Companies or Subsidiaries any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith;
(m)    none of the Companies or Subsidiaries is a party to a Tax sharing agreement or similar arrangement;
(n)    each of the Companies is classified as a partnership under Treasury Regulations Section 301.7701-3(b)(1)(i) for U.S. federal income tax purposes, and each Subsidiary is properly classified as a disregarded entity under Treasury Regulations Section 301.7701-3(b)(1)(i) for U.S. federal income tax purposes, in each case since the formation of such entity, and none of the assets of the Companies and the Subsidiaries is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return other than the partnership income Tax Returns of the Companies;
(o)    the aggregate unpaid Taxes of the Companies and each Subsidiary (i) did not, as of the date hereof, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns, and since the date of the Financial Statements, no Company has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice;
(p)    none of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) any accounting method change or agreement with any Governmental Authority entered into on or prior to the Closing Date, (iii) use of an improper method of accounting during a Pre-Closing Tax Period or (iv) any prepaid amount received on or prior to the Closing;
(q)    none of the Companies has engaged in a “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b); and
(r)    none of the Companies or Subsidiaries has deferred the payment of any payroll or employment Taxes pursuant to the CARES Act.
3.8    Absence of Certain Changes. Except as set forth on Schedule 3.8 hereto or as expressly contemplated by this Agreement, since March 31, 2021:

(a)    there has not been any:
(i)    change in the assets, liabilities, sales, income or business of any of the Companies or Subsidiaries or in such Company’s or Subsidiary’s relationships with suppliers, dealers, distributors, customers or lessors, other than changes which arose in the ordinary course of business consistent with past practice;
(ii)    material change to the management structure of any of the Companies or Subsidiaries, including the hiring of additional officers or the termination of officers;
(iii)    change with respect to the operations of any of the Companies or Subsidiaries, including any material change in the types, nature or composition of its products or services, other than in the ordinary course of business consistent with past practice;
(iv)    acquisition or disposition by any of the Companies or Subsidiaries of any material asset or material property, other than sales of Inventory in the ordinary course of business consistent with past practice;
(v)    material damage, destruction or loss, whether or not covered by insurance, to any of the Companies’ or Subsidiaries’ property or assets;
(vi)    declaration, setting aside or payment of any dividend or any other distributions in respect of any of the Companies’ or Subsidiaries’ equity interests;
(vii)    issuance of any equity interests or warrants, options or profits interests in respect of any equity interests of any of the Companies or Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any of the Companies’ or Subsidiaries’ equity interests;
(viii)    payment (except in the ordinary course of business consistent with past practice) or increase in the compensation, pension, welfare or other benefits payable or to become payable by any of the Companies or Subsidiaries to any of its present or former officers, directors, employees or consultants, or any bonus payments or arrangements made to or with any of them, except as required by law or contract terms in effect on the date hereof;
(ix)    entry by any of the Companies or Subsidiaries into any Contract with any labor union;
(x)    entry by any of the Companies or Subsidiaries into any material transaction other than in the ordinary course of business consistent with past practice or as contemplated herein;
(xi)    entry by any of the Companies or Subsidiaries into any contract or agreement that would have been a Material Contract if such contract or agreement were entered into after the date hereof;

(xii)    capital expenditures or commitments in excess of an aggregate of $50,000 by any of the Companies or Subsidiaries;
(xiii)    material change in the policies of any of the Companies or Subsidiaries, including with regard to the payment of accounts payable or in the collection of accounts receivable or any write-down of the value of any Inventory or write-off as uncollectible any notes or accounts receivable or any portion thereof;
(xiv)    modification, acceleration, amendment, cancellation or termination of or under any Material Contracts;
(xv)    adoption or entering into or amendment of any Plan or the material policies thereunder by any of the Companies or Subsidiaries (including, without limitation, the use of actuarial assumptions thereunder), except as required by law or the terms of such Plans as in effect on the date hereof;
(xvi)    change in the method of financial or tax accounting or any financial or tax accounting practice of any of the Companies or Subsidiaries;
(xvii)    settlement or agreement to settle by any of the Companies or Subsidiaries of any Proceeding by or before any Governmental Authority or arbitral body;
(xviii)    granting by any of the Companies or Subsidiaries of any power of attorney or agreement to act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;
(xix)    amendment to any Governing Document of any of the Companies or Subsidiaries;
(xx)    imposition of any Lien (other than any Permitted Encumbrance) upon any property or asset of any of the Companies or Subsidiaries;
(xxi)    incurrence by any of the Companies or Subsidiaries of any material obligations or material liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business consistent with past practice (including borrowings under the revolving portion of the credit facilities of any of the Companies or Subsidiaries) or as contemplated herein;
(xxii)    forgiveness or cancellation by any of the Companies or Subsidiaries of any debt or claim of any material value or waiver by any of the Companies or Subsidiaries of any right of any material value;
(xxiii)    discharge or satisfaction by any of the Companies or Subsidiaries of any material Lien or payment by any of the Companies or Subsidiaries of any material obligation or material liability (fixed or contingent) other than in the ordinary course of business consistent with past practice or as contemplated herein;

(xxiv)    any event, occurrence or development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(xxv)    changes in Tax accounting methods, Tax elections inconsistent with elections made in preparing or filing similar Tax Returns in prior periods, the claiming of a Tax refund or foregoing a Tax refund available to a Company or a Subsidiary or requests for Tax Return extensions outside of the ordinary course of business; or
(xxvi)    commitment by any of the Companies or Subsidiaries to do any of the things set forth in clauses (i) through (xxv) above; and
(b)    each Company and Subsidiary has used its reasonable best efforts in a manner that is consistent with past practices taken as a whole to maintain and preserve its assets, keep available the services of its employees and preserve the goodwill of its suppliers, distributors, vendors and customers and has conducted its business in the ordinary course of business consistent with past practice and in accordance with its current:
(i)    credit, collection or payment policies, procedures and practices (including with respect to customer deposits);
(ii)    corporate governance and ethical conduct policies, procedures and practices; and
(iii)    accounting policies, methods or principles in all material respects or made any material changes to any of the foregoing policies, methods or principles.
3.9    Litigation, Etc. Except as set forth on Schedule 3.9 hereto, (a) no action, suit, arbitration, hearing, enforcement, demand, examination, claim, complaint, charge, inquiry, litigation, case, mediation audit, proceeding or formal or informal investigation (“Proceeding”) is pending or, to the knowledge of the Companies or the Sellers, threatened, against any of the Companies or Subsidiaries or their businesses or any property or asset owned or used by them, and (b) there have been no Proceedings pending or threatened in writing against any of the Companies or Subsidiaries since January 1, 2018. Each Company and Subsidiary is, and at all times since January 1, 2018 has been, in material compliance with all of the terms and requirements of each order, judgment, writ, injunction or decree of any court or Governmental Authority or arbitrator to which it is subject, each of which is set forth on Schedule 3.9. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to any of the Sellers, Companies or Subsidiaries which could interfere with such Seller’s, Company’s or Subsidiary’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
3.10    Conformity to Law; Permits.
(a)    Each Company and Subsidiary has complied with, and is in compliance with, in each case in all material respects, all laws, statutes and governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions or decrees applicable to its business.

Except as set forth on Schedule 3.10 hereto, since January 1, 2018, none of the Sellers, Companies or Subsidiaries has received any notice or other communication from any Governmental Authority or other Person regarding any actual, alleged or potential violation of or failure to comply with any provision of any foreign, federal, state, provincial or local law or administrative regulation in respect of its business. Each Company and Subsidiary has and maintains, in full force and effect, all governmental and regulatory licenses, authorizations, permits, registrations, consents and other approvals from all Governmental Authorities as are required by law or otherwise reasonably necessary for the conduct of its business as presently conducted (the “Permits”), which Permits are listed on Schedule 3.10 hereto. Each Company and Subsidiary is in compliance in all material respects with the Permits. No Permit has been, or to the knowledge of the Companies or the Sellers is threatened to be, revoked, canceled, suspended or materially modified. Except as set forth on Schedule 3.10 hereto, none of the Permits will be adversely affected by the transactions contemplated hereby or by the Ancillary Agreements, and true and complete copies of such Permits have been delivered or made available to the Buyer. The Permits constitute all of the Permits necessary to permit each Company and Subsidiary to lawfully conduct and operate its business in the manner in which such business is currently conducted and to permit each Company and Subsidiary to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets.
(b)    Without limiting the generality of Section 3.10(a) above, none of the Companies or Subsidiaries nor, to the knowledge of the Companies or the Sellers, any of their respective Affiliates, directors, officers, agents or employees (i) is currently making, or has made or agreed to make, directly or indirectly, any contribution, payment or gift of money or anything of value to (A) any government official, employee or agent where either the contribution, payment or gift was illegal under the laws of any United States federal, state or local jurisdiction, (B) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority, or (C) any political party or official thereof, candidate for political office, or official of a state-controlled entity or public international organization, for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority in order to assist any of the Companies, the Subsidiaries, or any of their Affiliates to obtain or retain business for, or direct business to such Company or Subsidiary, or any of its Affiliates, as applicable; (ii) has paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which relates to the assets, business or operations of any of the Companies or Subsidiaries, and which any of the Companies or Subsidiaries knew was illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction; or (iii) is currently making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.
3.11    Real Property and Environmental Matters.
(a)    Schedule 3.11(a) hereto lists the address or legal description and owner of all of the real property currently owned by any of the Companies or Subsidiaries (such land, together with all buildings, structures, improvements and fixtures located thereon and owned by the Companies or

Subsidiaries, the “Owned Real Property”). True and correct copies of (i) all deeds, title insurance policies, property reports, zoning reports and surveys of the Owned Real Property, and (ii) all documents evidencing any mortgages, liens or encumbrances upon the Owned Real Property, in the possession of the Companies have been delivered to Buyer. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein, and neither the Sellers nor the Companies are party to any agreement or option to purchase any other real property or interest therein.
(b)    Schedule 3.11(b) hereto lists all of the real property leased, subleased or licensed by any of the Companies or Subsidiaries (the “Leased Real Property”). Subject to the terms of the leases for the Leased Real Property, the Companies or Subsidiaries own fee simple title to all of the trade fixtures and personal property (in each case, subject to the terms of the underlying lease) located on the Leased Real Property. Except as set forth on Schedule 3.11(b) hereto, the leases for the Leased Real Property (together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto, the “Real Property Leases”) are legal, valid, binding, enforceable and in full force and effect and neither the Companies nor Subsidiaries nor, to the knowledge of the Companies or the Sellers, any other party thereto (i) is in material breach or default under any of the Real Property Leases, or (ii) has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property or any portion thereof. None of the Sellers, Companies or Subsidiaries has received any written or oral notice of termination, breach or violation of any Real Property Lease from any landlord of any Leased Real Property. The Companies’ and the Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has not been disturbed, and to the knowledge of the Companies or the Sellers, there are no disputes with respect to any Leased Real Property. No Company or Subsidiary has collaterally assigned or granted any other security interest in any Leased Real Property or any interest therein.
(c)    Neither the whole nor any material portion of any of the Owned Real Property or Leased Real Property has been or, to the knowledge of the Companies or the Sellers, is proposed to be, condemned, requisitioned or otherwise taken by any public authority. To the knowledge of the Companies or the Sellers, no public improvements will be made that may result in special assessments against or otherwise affecting any of the Owned Real Property or Leased Real Property and which would be material to the business of the Companies or the Subsidiaries. None of the Sellers, Companies or Subsidiaries has received any written notice of, nor does any of the Companies or the Sellers have any knowledge of, any violations of any applicable law affecting the Owned Real Property or the Leased Real Property, the buildings, structures, fixtures and improvements on the Owned Real Property or the Leased Real Property or the use and occupancy thereof. There are no pending, nor does any of the Companies or the Sellers have any knowledge of any contemplated, zoning, rezoning or special designation proceedings that would reasonably be expected to adversely affect any of the Owned Real Property. To the knowledge of any of the Companies or the Sellers, there are no pending or contemplated zoning, rezoning or special designation proceedings that would adversely affect any of the Leased Real Property.
(d)    Except as set forth on Schedule 3.11(d) hereto:
(i)    none of the Companies or Subsidiaries is or since January 1, 2018 has been in violation or alleged to be in violation of any Environmental Laws or any licenses,

authorizations, permits, registrations, consents and other approvals required thereunder (“Environmental Permits”);
(ii)    all necessary applications or filings to renew or modify all existing Environmental Permits have been timely submitted, and since January 1, 2018 neither the Companies nor the Subsidiaries have received any notice from a Governmental Authority revoking, canceling, rescinding or refusing to renew any Environmental Permit;
(iii)    none of the Companies or Subsidiaries has received notice (and no Proceeding is pending, or to the knowledge of the Companies or the Sellers, threatened against any of the Companies or Subsidiaries) from any Person or Governmental Authority: (A) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R., Part 300, Appendix B (1986); (B) that any Hazardous Substances which such Company or Subsidiary has used, stored, generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that such Company or Subsidiary conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; (C) that any of the Companies or Subsidiaries is a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release or threatened release of Hazardous Substances; (D) that alleges any past or present violations of any Environmental Laws by any of the Companies or Subsidiaries; or (E) that alleges any event, condition, circumstance, activity, practice, incident, action or plan which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against any of the Companies or Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release of any Hazardous Substance;
(iv)    (A) (1) no portion of any of the Owned Real Property or Leased Real Property has been used by any of the Companies or Subsidiaries for the handling, manufacturing, processing or storage of Hazardous Substances, except in accordance with and as would not give rise to liability under applicable Environmental Laws, (2) no portion of any of the Owned Real Property or Leased Real Property has been used by any of the Companies or Subsidiaries for the disposal of Hazardous Substances and, (3) no underground tank or other underground storage receptacle for Hazardous Substances is located on the Owned Real Property or Leased Real Property; (B) in the course of any activities conducted by any of the Companies or Subsidiaries, including the manufacturing or distribution of any products of such Company or Subsidiary, no Hazardous Substances have been treated, stored, released, disposed or arranged for disposal, generated, exposed to any Person or are being used except in accordance with and as would not give rise to liability under applicable Environmental Laws; (C) all Owned Real Property or Leased Real Property (including buildings, improvements and equipment thereon) do not contain any Hazardous Substances other than Hazardous Substances, the presence and condition of which comply with and would not give rise to liability under applicable Environmental Laws related to any of the Companies’ or Subsidiaries’ operation; (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any Owned Real Property or Leased Real Property; and (E) there have been no releases on, upon, from or into any Owned Real Property or Leased Real Property which, through soil or groundwater contamination, may have come to be located on such Owned Real Property or Leased Real Property;
(v)    none of the Companies or Subsidiaries has assumed or provided an indemnity with respect to any material liability of any other Person under applicable Environmental Laws;
(vi)    none of the Owned Real Property or Leased Real Property is subject to any applicable Environmental Law or Environmental Permit pertaining to clean-up responsibility or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby;
(vii)    each Company has provided the Buyer with copies of all reports, audits, assessments, correspondence and documents pertaining to Environmental Laws or Hazardous Substances that relate to such Company and its Subsidiaries or any of the Owned Real Property or Leased Real Property in the possession or control of such Company or Subsidiary.
3.12    Title to Property. Except as set forth on Schedule 3.12 hereto, each Company and Subsidiary has good and marketable indefeasible fee simple title to all of the assets and properties used in its business or held for use in its business, or in the case of the Leased Real Property, has valid leasehold or subleasehold interests in the Leased Real Property, including, without limitation, all such personal property reflected in the most recent Annual Financial Statements (except for personal property sold or otherwise disposed of in the ordinary course of business since the date of the most recent Annual Financial Statements), free and clear of all Liens other than Permitted Encumbrances. Except as set forth on Schedule 3.12, the properties and assets currently used by each Company and Subsidiary in the conduct of its business are in good operating condition and repair (reasonable wear and tear excepted), and are adequate for the operation of such business as now conducted. No Seller owns any properties or assets used by any of the Companies or Subsidiaries. The properties and assets owned or leased by each Company and Subsidiary constitute all of the properties assets necessary for such Company or Subsidiary to carry on its business as currently conducted.
3.13    Insurance. Schedule 3.13 hereto lists all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by each Company and Subsidiary. Such policies of insurance are maintained with insurance companies, funds or underwriters and are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are summarized on Schedule 3.13. All such policies (a) are in full force and effect, (b) are sufficient for compliance by the Companies and Subsidiaries with all requirements of law and all Contracts to which such Company or Subsidiary is a party, (c) provide that they will remain in full force and effect through the respective dates set forth on Schedule 3.13, and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the Ancillary Agreements. None of the Companies or Subsidiaries is in breach or default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation or termination of any such insurance policies and no cancellation or termination in respect of any such insurance policies is pending or, to the knowledge of the Companies or the Sellers, threatened by the current insurers of the Companies and Subsidiaries. There are currently no claims pending against any of the Companies or Subsidiaries under any such insurance policies. No insurance carrier has denied coverage for any claim asserted by any of the Companies or Subsidiaries, nor has any insurance carrier declined to provide any coverage to any of the Companies or Subsidiaries. Schedule 3.13 hereto lists all claims made against any of the insurance policies listed on Schedule 3.13 since January 1, 2018.
3.14    Contracts.
(a)    Except as set forth on Schedule 3.14(a), none of the Companies or Subsidiaries is a party to any:
(i)    Contracts with any Affiliate or any partnership, corporation, joint venture or other entity in which any of current or former officer, director, employee, consultant or partner of any Company or Subsidiary has a direct or indirect interest;
(ii)    Contracts relating to any collective bargaining agreement or similar agreement or Contracts with any labor union, works council, labor organization or other employee representative or a group of employees;
(iii)    bonus, incentive, pension, profit sharing, retirement or other form of deferred compensation plan;
(iv)    Contracts for the employment or engagement of, or any confidentiality, non-competition or non-solicitation agreement with, any officer, director, individual employee (including temporary and seasonal), independent contractor or other Person on a full-time or consulting basis;
(v)    Contracts for the payment of any amount or provision of any benefit to any officer, director, independent contractor or employee on account of separation from service or in connection with the transactions contemplated by this Agreement;
(vi)    Contracts under which any Company or Subsidiary has advanced or loaned any amount to any of its directors, officers, or employees;
(vii)    Contracts with a sales agency, sales representation, distributorship, dealer, broker, franchise or similar agreement that is not terminable by a Company or Subsidiary without penalty on thirty (30) days’ notice or less;
(viii)    Contracts granting a power of attorney or other agency on behalf of any Company or Subsidiary to any Person;
(ix)    Contracts which require payments by any party thereto in excess of $50,000 in any twelve (12)-month period or pursuant to which any party thereto has made payments in excess of $50,000 during the twelve (12)-month period ending on the date hereof;

(x)    Contracts for capital expenditures in excess of $50,000 or extending for more than twelve (12) months;
(xi)    Contracts for the lease, use or occupancy of the Owned Real Property or the Leased Real Property by or to any third party;
(xii)    Contracts involving the payment or receipt of royalties by the Companies or Subsidiaries;
(xiii)    Contracts with respect to Intellectual Property (including Contracts with current or former employees, consultants or contractors regarding the transfer or the non-disclosure of any of the Intellectual Property, and any settlement, consent, concurrent-use agreement, or other Contract that restricts the use of the Intellectual Property, but excluding Standard Software Contracts);
(xiv)    Contracts for (A) the sale of any assets or properties of a Company or Subsidiary other than in the ordinary course of business or (B) the grant to any Person of any preferential rights to purchase any assets or properties of the Companies or Subsidiaries;
(xv)    Contracts relating to the acquisition by a Company or Subsidiary of any operating business or the assets or capital stock of any other Person;
(xvi)    Joint venture, partnership, limited liability company, strategic alliance or similar Contracts relating to the assets, properties or businesses of any Company or Subsidiary or by or to which any Company or Subsidiary or any of their assets or properties are bound or subject;
(xvii)    Contracts under which any Company or Subsidiary agrees to indemnify any party, to share Tax liability of any party, or to refrain from competing with any party;
(xviii)    Contracts relating to Indebtedness of the Companies and Subsidiaries, including operating leases;
(xix)    Contracts for the guaranty of any obligation for borrowed money or other material guaranty;
(xx)    Contracts that limit the freedom of any Company or Subsidiary to compete in any line of business anywhere in the world, including by limiting the ability of such Company or Subsidiary to (A) compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to sell goods to or perform services for any other Person; or (E) to transact business or deal in any other matter with any other Person;

(xxi)    Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking by a Company or Subsidiary to be responsible for consequential, incidental or punitive damages;
(xxii)    Contracts with the customers and suppliers, except those listed on Schedule 3.21 and Schedule 3.22;
(xxiii)    any Contract providing for a Company or Subsidiary to make any capital contribution to, or other investment in, any Person, other than a Company or Subsidiary; or
(xxiv)    other Material Contracts not made in the ordinary course of business. Each Company has delivered or made available to the Buyer true, correct and complete copies of all Material Contracts (as defined below), together with all modifications, addenda, amendments, purchase orders, works order, exhibits, annexes and supplements thereto or thereunder. Each of the Contracts listed or required to be listed on Schedule 3.14(a) hereto (collectively, the “Material Contracts” and each a “Material Contract”), is legal, valid, binding, enforceable and in full force and effect and will continue to be so on identical terms immediately following the Closing. None of the Companies or Subsidiaries is in breach or default of any of the provisions of any Material Contract, nor, to the knowledge of the Companies or the Sellers, is any other party to any Material Contract in breach or default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a material default thereunder by such Company or Subsidiary or a material default thereunder by any third party. Each Company and Subsidiary has in all material respects performed all obligations required to be performed by it to date under each Material Contract, and, to the knowledge of the Companies or the Sellers, no event or condition exists that is reasonably likely to make the Companies or Subsidiaries unable to perform, or to interfere with such Company’s or Subsidiaries’ performance of or future obligations under any Material Contract.
(b)    Except as set forth on Schedule 3.14(b), no approval or consent of, or notice to, any Person is needed in order that the contracts listed or required to be listed on Schedule 3.14(a) hereto and other Schedules hereto continue in full force and effect following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and no Material Contract includes any provision the effect of which may be to enlarge or accelerate any obligations of any of the Companies or Subsidiaries thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the Ancillary Agreements. Each such approval or consent set forth on Schedule 3.14(b) is referred to herein as a “Required Consent.”
3.15    Employee Benefit Plans.
(a)    Schedule 3.15(a) contains an accurate and complete list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by the Companies or for which the Companies have any liability, and (ii) all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which the Companies or any other corporation or trade or business controlled by, controlling, or under common control with any Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (an “ERISA Affiliate”) has maintained or contributed to or been required to contribute to at any time within six years prior to the Closing Date or with respect to which, to the Sellers’ knowledge, any of the Companies or any ERISA Affiliate has any liability (collectively, the “Plans”). Each Company and Subsidiary has provided the Buyer with a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each Plan and any related trust agreement or other funding instrument, the most recent IRS determination letter, the latest summary plan description (and any summaries of material modifications thereto), and Form 5500 annual report filed for each of the preceding three plan years.
(b)    Except as set forth on Schedule 3.15(b), no Plan is or ever was, and none of the Companies nor any of its Affiliates has any current or contingent Liability with respect to any Plan that is or ever was: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or that otherwise is or was subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) any “multiemployer pension plan” (as defined in Section 3(37) of ERISA) or (iii) with respect to any employee benefit plan of the type described in Section 4063 or 4064 of ERISA or in Section 413(c) of the Code. With respect to each Plan that is or was subject to Title IV of ERISA and the minimum funding requirements of Section 412 of the Code, all minimum contributions have been timely made and all Pension Benefit Guaranty Corporation premiums timely paid. None of the Companies or Subsidiaries has had any current or contingent Liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.
(c)    With respect to each of the Plans, all required or discretionary (in accordance with historical practices) payments, contributions, and accruals for all periods ending prior to or as of the Closing Date shall have timely been made (to the extent due) or properly accrued (to the extent not yet due) for on the books and records of the applicable Company or Subsidiary (and in such case will be subsequently made) and there is no unfunded Liability which is not reflected on the face of the Financial Statements (other than the notes thereto). No proceedings with respect to the Plans (other than routine claims for benefits) are pending or, to the knowledge of the Companies or the Sellers, threatened, and there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Plan. No Plan provides, and none of the Companies or Subsidiaries has promised to provide, health, medical, accident, life insurance or other “welfare-type” benefits with respect to current or former employees of such Company or Subsidiary beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable state continuation coverage law for which the covered person pays the full cost of coverage. None of the Companies or Subsidiaries has incurred (whether or not assessed) and is not reasonably expected to incur or be subject to, any Taxes, penalties or other liabilities assessable under Sections 4980B,

4980D, 4980H, 6721 or 6722 of the Code. Each Plan has been established, maintained, funded and administered in compliance, in all material respects, in form and operation with its terms and all applicable laws and regulations, including, but not limited to, ERISA, the Code and, as applicable, the Affordable Care Act. Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, has received a current favorable determination letter from the IRS or may rely upon a current opinion or advisory letter from the IRS, and nothing has occurred that could adversely affect the qualification of such Plan. With respect to each Plan, all material reports, returns and similar documents required to be filed with any governmental body or distributed to any participant have been timely filed or distributed.
(d)    The consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will not (i) result in the payment to any employee, director or consultant of any Company of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant of any Company, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of the Buyer or its Affiliates to merge, amend or terminate any Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(e)    There are no pending or threatened claims under, related to or arising out of any of the Plans by or on behalf any Governmental Authority, and no Plan has, within three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority.
(f)    With respect to any Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject any Company to a tax under Section 4971 of the Code or the assets of any Company to a lien under Section 430(k) of the Code.
(g)    No employee of any Company is on a leave of absence for any reason, including, without limitation, a leave of absence for short-term disability, long-term disability or a leave of absence under the Family Medical Leave Act of 1994, as amended and, to the Sellers’ knowledge, no employee of any Company has planned a leave of absence that would commence on or after the Closing.
(h)    No Person other than a Company or an ERISA Affiliate is permitted to participate or participates in the Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Plan.
(i)    Each Company and its ERISA Affiliates, if any, have at all relevant times properly classified their employees as “full-time employees” (as such term is defined in Section 4980H of the Code and the regulations issued thereunder) and complied in all material respects with the related Affordable Care Act requirements under Sections 6055 and 6056 of the Code.

(j)    Each Plan that constitutes a nonqualified deferred compensation within the meaning of and subject to Section 409A of the Code complies, and at all times after December 31, 2008 has complied in all material respects, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder.
3.16    Intellectual Property.
(a)    Schedule 3.16 sets forth a true, complete and accurate list of (i) all patents, Trademarks, domain names and copyrights either registered in the name of any of the Companies or Subsidiaries or for which any of the Companies or Subsidiaries has filed any application to register, (ii) all unregistered Trademarks owned by any of the Companies or Subsidiaries, (iii) social media accounts or handles owned by or registered to the Companies or Subsidiaries, and (iv) all Contracts relating to Intellectual Property to which any of the Companies or Subsidiaries is licensed or authorized by others to use or to which any of the Companies or Subsidiaries has licensed or authorized for use by others (other than Standard Software Contracts).
(b)     Except as set forth on Schedule 3.16, each Company and Subsidiary owns and/or has the right to use all of the Intellectual Property necessary for the ordinary course of business as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. Except as set forth on Schedule 3.16, each Company and Subsidiary has good and valid title to the Intellectual Property, and the Intellectual Property is exclusively owned by or registered to any of the Companies or Subsidiaries free and clear of all Liens. Except as set forth on Schedule 3.16, to the knowledge of the Companies or the Sellers, no third party is or has been selling or distributing any product or otherwise acting in any way or engaging in any activity that infringes, interferes with, violates or misappropriates the Intellectual Property of the Companies or the Subsidiaries. Except as set forth in Schedule 3.16, no claims, demands or proceedings have been asserted or filed, and no claims or proceedings are pending, by any third party against any of the Companies or Subsidiaries regarding the use, validity, ownership or enforceability of any Intellectual Property, or challenging or questioning the validity or effectiveness of any Contract listed on Schedule 3.16 or Schedule 3.14(a)(xiii), and to the knowledge of the Companies or the Sellers, there is no basis for any such claim. Except as set forth on Schedule 3.16, no claims, demands or proceedings have been asserted or filed, and no claims or proceedings are pending, by any third party against any of the Companies or Subsidiaries regarding any actual or potential infringement, unfair competition or practices, violation or misappropriation by any of the Companies or Subsidiaries of the third-party’s Intellectual Property, and to the knowledge of the Companies or the Sellers, there is no basis for any such claim.
(c)    Each Company and Subsidiary has taken all necessary and commercially reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and other confidential information used in such Company’s or Subsidiary’s business; any disclosure of such information constituting a trade secret by the Companies or the Subsidiaries to a third party has been pursuant to the terms of a written Contract between any Company or Subsidiary and such third party; and the Companies have a policy that all employees and consultants of the Companies or the Subsidiaries having access to such information execute and deliver to the Companies or the Subsidiaries an agreement regarding the protection of such information.

(d)    Each Company and Subsidiary takes commercially reasonable measures to keep in full force and effect all Intellectual Property.
(e)    All Persons who have contributed, developed or conceived any of the Companies’ or the Subsidiaries’ Intellectual Property have done so pursuant to a valid and enforceable agreement that protects the confidential information of such Company or Subsidiary and transfers to such Company or Subsidiary exclusive ownership of the Person’s contribution, development or conception.
(f)    The Companies and the Subsidiaries have no current or future obligation to pay sales-based royalties to any third party for development, license, use, sale, distribution or modification of any Intellectual Property.
(g)    No current or former employee, consultant or independent contractor of the Companies or the Subsidiaries who is or was involved in the conduct of the business of the Companies or Subsidiaries is, to the knowledge of the Companies and the Sellers, in violation of any term or covenant of any Contract with the Companies or the Subsidiaries relating to invention disclosure (including patent disclosure), invention assignment, or non-disclosure of trade secrets or proprietary information of the Companies or the Subsidiaries.
(h)    The computer systems, including software, hardware, networks, interfaces, platforms and related systems, used by each Company and Subsidiary in the conduct of its business (“Business Systems”) are sufficient for the needs of the business as it is currently conducted. In the last twelve (12) months, there has not been any material failure or malfunction with respect to any of the Business Systems. Each Company and Subsidiary has taken commercially reasonable actions to protect the confidentiality, security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby against unauthorized use, access, interruption, modification or corruption, including by implementing on Business Systems under such Company’s or Subsidiary’s control industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program, and the storing of appropriate back-up copies of critical data. Each Company and Subsidiary has purchased and paid in full for a sufficient number of licenses for the operation of the Business Systems as currently conducted. To the knowledge of the Companies or the Sellers, no third party has gained unauthorized access to or made any unauthorized use of any data or trade secrets collected, stored, maintained or otherwise used by the Companies or its Subsidiaries.
(i)    None of the Companies or Subsidiaries has collected any personal information from any third parties except as permitted by applicable law. Each Company and Subsidiary and the conduct of the business are in material compliance with, and since January 1, 2018 have been in material compliance with, all Data Security Requirements and there has been no unauthorized acquisition, damage, disclosure, loss or use of any business data; no proceedings are pending or have been threatened or filed or are being currently threatened against the Companies or any Subsidiaries relating to the collection or use of personally identifiable information. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.

3.17    Indebtedness. As of the Closing, none of the Companies or Subsidiaries will have any Indebtedness outstanding other than Indebtedness to be repaid at Closing as described on the Certificate of Indebtedness.
3.18    Employees; Labor Relations. Schedule 3.18 sets forth the name of each employee of each Company and Subsidiary. Except as set forth in Schedule 3.18:
(a)    To the knowledge of the Companies or the Sellers, no employee of any Company or its Subsidiaries has any plans to terminate employment with such Company or Subsidiary, as the case may be;
(b)    None of the employees of any Company or Subsidiary have been, or currently are, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including, without limitation, the NLRB or any other Governmental Authority;
(c)    None of the employees of any Company or Subsidiary have been, or currently are, a signatory to, or have had, or currently have, the terms of their employment set by, a collective bargaining agreement with any trade union, labor organization or group;
(d)    No representation election petition or application for certification has been filed by employees of any Company or Subsidiary or is pending with the NLRB or any other Governmental Authority and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of any Company or Subsidiary has occurred, is in progress or is threatened;
(e)    There currently is not pending, and no Company or Subsidiary is aware of any (i) charge of an unfair labor practice, (ii) investigation of a charge alleging any unfair labor practice, (iii) complaint alleging any unfair labor practice, filed or initiated with or brought by the NLRB or any other Governmental Authority or (iv) any threatened labor board proceeding of any kind, including any such against any Company or Subsidiary or any of their supervisory employees or any trade union, labor union, employee organization or labor organization claiming to represent the employees of any Company or Subsidiary;
(f)    No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or has been threatened, against any Company or Subsidiary;
(g)    No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of any Company or Subsidiary has occurred, is in progress or has been threatened;
(h)    No breach of contract and/or denial of fair representation claim has been filed, or is pending or threatened against any Company, any Subsidiary or any trade union, labor union, employee organization or labor organization representing the employees of any Company or any Subsidiary;

(i)    Each Company and Subsidiary currently is, and has been, in compliance with all applicable foreign, federal, state and local laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health, wages and hours, and nondiscrimination in employment (“Labor Laws”);
(j)    No discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or threatened against any Company or Subsidiary under the Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other Labor Law;
(k)    No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations has been filed or is pending or threatened against any Company or Subsidiary under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, Service Contract Act or any other Labor Law;
(l)    If any Company or any Subsidiary is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been threatened or filed or is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress;
(m)    No citation has been issued by OSHA against any Company or any Subsidiary and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving any Company or any Subsidiary has been filed or is pending or threatened against any Company or any Subsidiary under OSHA or any other applicable Labor Law relating to occupational safety and health;
(n)    No workers' compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against any Company or any Subsidiary;
(o)    No investigation or citation of any Company or any Subsidiary has occurred and no enforcement proceeding has been initiated or is pending or threatened under federal or foreign immigration Law;
(p)    No Company or Subsidiary has taken any action that would constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law;
(q)    No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between any Company or Subsidiary and their respective employees has been filed or is pending or threatened against any Company or any Subsidiary under any applicable Law;
(r)    Each Company and Subsidiary has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers' compensation claims and unemployment benefits claims;

(s)    Each of the Companies and each of the Subsidiaries is in compliance with all applicable Labor Laws;
(t)    No Company or any Subsidiary is liable for any liabilities, judgments, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws; and
(u)    Each of the Companies and each of the Subsidiaries has paid or accrued all current assessments under workers' compensation legislation, and no Company or Subsidiary has been subject to any special or penalty assessment under such legislation which has not been paid.
3.19    Brokers. Except for The Orr Group, none of the Companies or Subsidiaries has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
3.20    Affiliate Transactions. Except as set forth on Schedule 3.20 hereto, no officer, director, partner or Affiliate of any Seller, Company or Subsidiary or any individual in such officer’s, director’s or member’s immediate family is a party to any Contract or transaction (such Contracts or transactions listed or required to be listed on Schedule 3.20, the “Affiliate Agreements”) with any of the Companies or Subsidiaries or has any interest in any asset or property used by any of the Companies or Subsidiaries.
3.21    Customers. With respect to each of the fiscal years ended on December 31, 2019 and December 31, 2020, Schedule 3.21 hereto lists the ten (10) largest customers (measured by dollar volume of purchase) of each Operating Company and the dollar amount of purchases which each customer represented during such applicable periods. Except as set forth on Schedule 3.21, there exists no actual, and to the knowledge of the Companies or the Sellers, there is no threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of any of the Operating Companies with any customer or group of customers listed on Schedule 3.21. No customer of any of the Operating Companies has any right to any credit or refund for products sold or services rendered or to be rendered by such Operating Company pursuant to any Contract or practice of such Operating Company other than pursuant to the Material Contracts described on Schedule 3.14(a).
3.22    Suppliers. With respect to each of the fiscal years ended on December 31, 2019 and December 31, 2020, Schedule 3.22 hereto lists the ten (10) largest suppliers (measured by dollar volume of purchase from such suppliers) of each Operating Company and the dollar amount of purchases from each such supplier during such applicable periods. There exists no actual, and to the knowledge of the Companies or the Sellers, there is no threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of each Operating Company with any supplier or group of suppliers listed on Schedule 3.22. The Sellers, Companies and Subsidiaries have not received any notice, and to the knowledge of the Companies or the Sellers, there has not been any material adverse change in the price of the supplies or services provided by the suppliers listed on Schedule 3.22, or that any such supplier will not sell supplies or provide services to Buyer or its Affiliates (including, after Closing, the Companies and Subsidiaries) at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the

Companies or Subsidiaries, subject to general and customary price increases that are consistent with past practices of such supplier.
3.23    Inventory. All raw materials, work in process and finished goods produced, manufactured, acquired, ordered or held for sale in connection with the business of the Companies and Subsidiaries existing on the Closing Date and located at the Owned Real Property or the Leased Real Property, or acquired by the Companies or Subsidiaries for use in connection with their business (collectively, the “Inventory”) (a) were acquired or manufactured by the Companies or Subsidiaries in the ordinary course of business, (b) have been maintained in the ordinary course of business consistent with past practice, (c) comply in all material respects with all applicable laws promulgated by any Governmental Authority, and (d) consist of a quality and quantity useable, and with respect to finished goods, saleable, in the ordinary course of business consistent with past practices and are in quantities sufficient for the normal operation of the business in accordance with past practice. None of the Inventory is obsolete, damaged or defective, except in each case for obsolete, damaged or defective items that have been properly written off or written down or for which adequate reserves have been appropriately established as reflected in the Interim Financials in accordance with GAAP. All Inventory is free and clear of all Liens (other than Permitted Encumbrances) and is located at the Owned Real Property or the Leased Real Property, and no such Inventory is held on a consignment basis.
3.24    Accounts Receivable. All accounts and notes receivable reflected on the Closing Balance Sheet have arisen in the ordinary course of business, and represent valid obligations owing to the Companies and Subsidiaries, and are collectible in the aggregate recorded amounts thereof in accordance with their terms, net of any reserves for uncollected amounts set forth on the Closing Balance Sheet.
3.25    No Undisclosed Liabilities. Except as set forth on Schedule 3.25, there is no liability, debt or obligation of or claim against any of the Companies or Subsidiaries (including unpaid Taxes), whether accrued, absolute, contingent or otherwise, whether known or unknown, and whether or not required by GAAP to be reflected on a consolidated balance sheet or disclosed in the notes thereto, except for liabilities, debts, obligations and claims (a) reflected and adequately reserved for in the Interim Financials or disclosed in the notes thereto, or (b) that have arisen since the date of the most recent balance sheet included in the Interim Financials in the ordinary course of the operation of business of such Company or Subsidiary and that are reflected and adequately reserved for on the Closing Balance Sheet.
3.26    Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on Schedule 3.26 hereto, none of the Companies or Subsidiaries has an account or safe deposit box in any bank, and no Person has any power, whether singly or jointly, to sign any checks on behalf of any of such Company or Subsidiary, to withdraw any money or other property from any bank, brokerage or other account of such Company or Subsidiary or to act under any power of attorney granted by a Company or Subsidiary at any time for any purpose. Schedule 3.26 hereto also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of each Company and Subsidiary.
3.27    Government Loans. The loan in the amount of $994,000 received by the Companies under the Paycheck Protection Program of the CARES Act (the “PPP Loan”) has been fully forgiven in accordance with the CARES Act. The Companies’ application for the PPP Loan, including all representations and certifications contained therein, was true, correct and complete in all material respects and was otherwise completed in accordance with all guidance issued in respect of the Paycheck Protection Program of the CARES Act. The Companies have used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and have complied in all respects with all requirements of the CARES Act and the Paycheck Protection Program in connection therewith.
3.28    COVID-19 and Related Matters.The Companies and Subsidiaries have taken commercially reasonable actions to mitigate, remedy, respond to or otherwise address the effects, if any, of the COVID-19 pandemic on the Companies’ and Subsidiaries’ business, including complying with shelter in place and non-essential business orders by any Governmental Authority. Other than the PPP Loan, no Company or any Subsidiary has availed itself of any benefits, programs or arrangements (including any loans or grants) pursuant to the CARES Act, Paycheck Protection Program, Main Street Lending Program or any other legislation enacted after the date hereof in response to the COVID-19 pandemic.
3.29    Warranties.
(a)    Each product produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, the Companies or Subsidiaries since January 1, 2018 has, in all material respects, been produced, delivered and distributed in conformity with all applicable contractual commitments and all laws relating to product safety and related matters, and all express and implied warranties with respect thereto. Since January 1, 2018, there have been no recalls (whether voluntary or compulsory) of any of the products produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, the Companies or Subsidiaries. The Sellers, Companies and Subsidiaries are not currently, and have not since January 1, 2018 been, subject to any product liability lawsuits or any investigation by any Governmental Authority (other than immaterial ordinary course governmental inspections or inquiries). The Companies and Subsidiaries do not have any liability arising from or alleged to arise from any injury to person or property as a result of any product produced, manufactured, sold, delivered, distributed or provided by, or on behalf of the Companies or Subsidiaries.
(b)    Except as set forth on Schedule 3.29, the Companies and Subsidiaries do not (i) make or offer any guaranty, warranty, right of return, right of credit, terms and conditions or indemnity as to any products in connection with the Business (a “Warranty”), and there is no pending or, to the knowledge of the Sellers or the Companies, threatened Proceeding alleging any breach of any Warranty and (ii) have any material liability under any Warranty. Each product produced, manufactured, sold, delivered, distributed or provided by or on behalf of the Companies or Subsidiaries has been produced, manufactured, sold, delivered, distributed or provided in conformity in all material respects with all Warranties made by, and all other contractual commitments of, the Companies and Subsidiaries.
3.30    No Ex-U.S. Operations; International Trade Matters.
(a)    The Companies and Subsidiaries (and the Sellers, in respect of the business of the Companies and Subsidiaries) have no sales, facilities, employees, customers or other operations outside of the State of Arizona, and as such, the Companies and Subsidiaries (and the Sellers, in respect of the business of the Companies and Subsidiaries) are not subject to any Customs & International Trade Laws, and at no time has any Seller, Company or Subsidiary committed any material violation of the Customs & International Trade Laws, and there are no material unresolved claims concerning any Liability of any Seller, Company or Subsidiary with respect to any such laws.¶
(b)    To the knowledge of the Companies or the Sellers, no Seller, Company or Subsidiary has been the subject of any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of applicable Customs & International Trade Laws.¶
(c)    None of the Sellers, Companies or Subsidiaries have received any written notice that any products or materials imported by the Companies or Subsidiaries, or on behalf of any Company or Subsidiary where such Company or Subsidiary is the importer of record, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by agencies of the United States government.¶
3.31    NO ADDITIONAL REPRESENTATIONS. EACH COMPANY AND SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SELLERS OR ANY OF THE COMPANIES EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, IN ANY SCHEDULE OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO WHICH SUCH SELLER OR COMPANY IS A PARTY.
ARTICLE IV
SEVERAL REPRESENTATIONS AND WARRANTIES OF SELLERS
Each of the Sellers, severally and not jointly, represents and warrants to the Buyer solely with respect to such Seller as follows:
4.1    Right to Sell Purchased Interests; Binding Effect. Such Seller has all requisite power and full legal right to enter into this Agreement and the Ancillary Agreements, to perform all of his, her or its agreements and obligations under this Agreement and the Ancillary Agreements in accordance with their terms, and such Seller has all requisite power and full legal authority to sell and transfer to the Buyer all of the Purchased Interests owned by such Seller. Such Seller has obtained all approvals necessary for the execution and delivery by such Seller of this Agreement and the Ancillary Agreements, and for the consummation by such Seller of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2    Title to Purchased Interests, Liens, Etc. Such Seller has, and as of the consummation of the Closing, the Buyer will have, record and beneficial ownership of such Seller’s Purchased Interests as set forth opposite his, her or its name under the column entitled “Percentage Interest” on Schedule 1 hereto, free and clear of any Lien. Such Purchased Interests constitute all of the authorized, issued and outstanding equity interests of the applicable Company and are validly issued, fully paid and non-assessable. Upon delivery by the Sellers of the Purchased Interests to the Buyer as contemplated herein, the Buyer shall acquire legal and beneficial ownership of, and shall have good title to, all of the Purchased Interests free and clear of all Liens. Other than the Purchased Interests listed on Schedule 1 hereto, no Seller owns any membership or other interest of any of the Companies or Subsidiaries or any option, warrant, subscription, agreement or right of any kind to purchase any membership or other interests, assets, properties or rights of such Company or Subsidiary.
4.3    Non-Contravention. The execution and delivery by such Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not, directly or indirectly, with or without notice, lapse of time or both, (a) violate or conflict with any provision of any applicable Governing Document of such Seller, each as amended to date, (b) violate, conflict with, or result in a breach of or constitute a default, an event giving rise to a default or a right of consent or an acceleration of any obligation under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller is bound or to which any asset of such Seller is subject or under which such Seller has any rights or the performance of which is guaranteed by such Seller, (c) result in the creation or imposition of any Lien upon any property or asset owned or used by such Seller or (d) violate any statute, judgment, decree, order, regulation or rule of any court or Governmental Authority to which such Seller or any property or asset owned or used by such Seller is subject.
4.4    Governmental Consents. Except for the HSR Filing and any third party consents set forth on Schedule 3.14(b), no notice to, consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority or any other Person is required for the execution and delivery of this Agreement and the Ancillary Agreements by such Seller or for the consummation by such Seller of the transactions contemplated hereby and thereby, including, as applicable, any spousal consent.
4.5    Litigation, Etc. No Proceeding is pending or, to such Seller’s knowledge, threatened, against such Seller with respect to his, her or its execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party or the consummation by such Seller of the transactions contemplated hereby and thereby.
4.6    Right to Dividends and Other Distributions. After giving effect to the payments made to such Seller at Closing in accordance with the terms of this Agreement and the Ancillary Agreements, such Seller has no right to receive, and none of the Companies or Subsidiaries is required or obligated to pay, any dividends, distributions or other amounts in respect of the Purchased Interests of such Seller.

4.7    Brokers. Except for The Orr Group, such Seller has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
4.8    NO ADDITIONAL REPRESENTATIONS. SUCH SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, JOINT OR SEVERAL, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO HIMSELF, HERSELF OR ITSELF (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, IN ANY SCHEDULE OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO WHICH SUCH SELLER IS A PARTY), OR WITH RESPECT TO ANY OTHER SELLER OR EQUITY HOLDER OF THE COMPANIES (INCLUDING AS TO ANY OF THE ASSETS, PROPERTIES OR RIGHTS OF THE COMPANIES) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN ANY SCHEDULE OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO WHICH SUCH SELLER IS A PARTY.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer represents and warrants to each of the Sellers as follows:
5.1    Organization and Standing of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has full power and authority under its Governing Documents and applicable laws to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
5.2    Corporate Approval; Binding Effect. Buyer has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3    Non-Contravention. Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will constitute a violation of, be in conflict with, or create or constitute a default under, or result in the creation or imposition of any Lien upon any property of Buyer pursuant to (a) the Governing Documents of Buyer, each as amended to date; (b) any material agreement or commitment to which Buyer is a party, by which Buyer or any of its properties is bound, or to which Buyer or any of its properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or Governmental Authority relating to Buyer.

5.4    Governmental Consents. Except for the HSR Filing, no consent, approval or authorization of, or registration, designation, declaration or filing with, any Governmental Authority is required in connection with the purchase of the Purchased Interests pursuant to this Agreement or for the consummation by the Buyer of any other transaction contemplated hereby.
5.5    Brokers. The Buyer has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.
5.6    Investment Representation. Buyer acknowledges that none of the Purchased Interests are registered under securities laws of any jurisdiction and that it is acquiring the Purchased Interests for its own account, not as a nominee or agent, for investment, and not with a view to distribution thereof.
5.7    Resale Restrictions. Buyer acknowledges that the Purchased Interests have not been, and will not be upon Buyer’s purchase, registered or qualified under any securities laws, by reason of their transfer in a transaction exempt from the registration or qualification requirements of such laws, and the Purchased Interests must be held indefinitely unless a subsequent disposition thereof is registered or qualified under all applicable securities laws or is exempt from such registration or qualification.
5.8    NO ADDITIONAL REPRESENTATIONS. BUYER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ITSELF EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, IN ANY SCHEDULE OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO WHICH BUYER IS A PARTY.
ARTICLE VI
CERTAIN COVENANTS
6.1    Confidential Information. Each Seller agrees not to, and shall cause its Representatives not to, divulge or disclose or use for such Seller’s benefit or purposes at any time after the Closing (except in connection with the performance of his duties as an employee of any of the Companies or Subsidiaries) any information with respect to the Buyer or its business, or the business, properties or assets of any of the Companies or Subsidiaries (other than to its Representatives as needed), unless such information has already become public (without violation of this Agreement), and except as permitted in the third sentence of Section 6.4(d). The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives and anything else having an economic or pecuniary benefit to the Buyer, on the one hand, or to the Sellers and the Companies, on the other hand. The parties acknowledge that the Confidentiality Agreement, dated April 12, 2021 (the “Confidentiality Agreement”), entered into by or behalf of Buyer and the Companies, shall terminate as of the Closing. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement will remain in full force and effect and binding upon the parties in accordance with its terms.

6.2    Tax Matters.
(a)    (i) Except as provided in clause (ii), the Buyer shall cause the Companies to prepare in a manner consistent with past practices (except where otherwise required by applicable law) all Tax Returns of the Companies for all taxable years or periods ending on or before the Closing Date, but which are due to be filed after the Closing Date (taking into account all applicable extensions of time for filing) (“Pre-Closing Tax Returns”), and deliver such Pre-Closing Tax Returns to the Sellers’ Representative for his review and comment a reasonable period of time prior to the due date for such Tax Return (taking into account any applicable extensions of time to file). The Buyer shall consider in good faith the comments or changes requested by the Sellers’ Representative so long as such comments or changes are in accord with applicable Tax law. No later than two Business Days before the due date for filing such Pre-Closing Tax Returns, the Sellers shall pay to the Companies the amount shown as due on such Pre-Closing Tax Returns except to the extent such amounts were accrued on the Closing Balance Sheet and included, or to be included, in the computation of Closing Net Working Capital. The Buyer shall cause the Companies to timely file all such Pre-Closing Tax Returns.
(ii)    The Sellers’ Representative shall prepare in a manner consistent with past practices (except where otherwise required by applicable law) all Pre-Closing Tax Returns of the Companies that pertain to U.S. federal, state, or local Income Taxes, and deliver such Pre-Closing Tax Returns to the Buyer for its review and comment a reasonable period of time prior to the due date for such Tax Return (taking into account any applicable extensions of time to file). The Sellers’ Representative shall consider in good faith the comments or changes requested by the Buyer so long as such comments or changes are in accord with applicable Tax law, and the Sellers shall pay when due all Taxes shown as owing on the Tax Returns described in this Section 6.2(a)(ii) except to the extent such amounts were accrued on the Closing Balance Sheet and included in the computation of Closing Net Working Capital. The Sellers shall remain responsible for payment of all Income Taxes attributable to their respective share of the Companies’ net income reflected on such Pre-Closing Tax Returns. The Buyer shall cause each Company to timely file all such Pre-Closing Tax Returns.
(b)    The Buyer shall cause to be prepared in a manner consistent with past practices (except where otherwise required by applicable law) all Tax Returns of each Company for any Straddle Period (“Straddle Period Tax Returns”) in accordance with the principles set forth in Section 6.2(d). The Buyer shall cause such Straddle Period Tax Returns to be delivered to the Sellers’ Representative for his review and comment a reasonable period of time prior to the due date for such Tax Returns (taking into account any applicable extensions of time to file). The Buyer shall incorporate the comments or changes requested by the Sellers’ Representative so long as such comments or changes are in accord with applicable Tax law. No later than two Business Days before the due date for filing such Straddle Period Tax Returns, the Sellers shall pay to the Companies the amount shown as due on such Straddle Period Tax Returns that is allocable, pursuant to Section 6.2(e) to the portion of such Straddle Period ending on the Closing Date except to the extent such amounts were accrued on the Closing Balance Sheet and included, or to be included, in the computation of Closing Net Working Capital. The Buyer shall cause each Company to timely file all such Straddle Period Tax Returns.

(c)    The Buyer, each Company, the Sellers and the Sellers’ Representative shall cooperate, and shall cause their respective Affiliates to cooperate, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns and any audit, action, claim or proceeding regarding Taxes (a “Tax Audit”). Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information reasonably relevant to any Tax Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the making and approval of a “pushout” election pursuant to Section 6226 of the Code if requested by the Buyer. The Buyer, each Company, the Sellers and the Sellers’ Representative shall (i) retain all books and records with respect to Tax matters pertinent to such Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (taking into account any extensions thereof, which extensions the Buyer shall notify the Sellers’ Representative of promptly in writing) of the respective taxable periods and (ii) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so requests, shall allow the requesting party to take possession of such books and records. The Buyer and the Sellers’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).
(d)    In the case of any Straddle Period, the amount of any Taxes (other than property or ad valorem Taxes) for the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the Measurement Time. In the case of any property or ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(e)    Any Tax refund (including any interest paid or credited with respect thereto) of any of the Companies relating to a Pre-Closing Tax Period (except to the extent reflected as an asset in Closing Net Working Capital) shall be the property of the Sellers to the extent such Tax Refunds are received prior to the later of (i) the Purchase Price being finalized pursuant to Section 1.3(c) or (ii) when the Straddle Period Tax return with respect to such type of Tax is filed pursuant to Section 6.2(b). Notwithstanding the foregoing, any such Tax refunds shall be for the account of the Buyer to the extent such Tax refunds are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other Tax items, of any of the Companies (or any of its Affiliates, including the Buyer). The amount of any Tax refunds of any of the Companies for any Post-Closing Tax Period shall be for the account of Buyer. The amount of any Tax refunds of any of the Companies for any Straddle Period shall be equitably apportioned between the Sellers and the Buyer pursuant to the principles of Section 6.2(d). Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount of a Tax refund the amount of such refund within ten (10) days after such refund is received.

(f)    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Sellers, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer shall join in the execution of any such Tax Returns and other documentation.
(g)    For U.S. federal income Tax purposes, the parties agree to treat the transactions contemplated by this Agreement as a purchase by the Buyer of all of the assets of the Companies and a sale by the Sellers of all of their partnership interests in the Companies in accordance with Revenue Ruling 99-6.
6.3    Customer and Supplier Relationships. From the Closing Date, the Sellers shall use commercially reasonable efforts, at Buyer’s request, direction and expense, to assist in the transfer to Buyer of the goodwill and reputation associated with the business of each Company and Subsidiary and its personnel, suppliers, manufacturers’ representatives, dealers, distributors and customer relationships. Sellers shall use reasonable efforts, at Buyer’s request, direction and expense, to assure that parties continue to do business with each Company and Subsidiary and Buyer in accordance with the terms and for the periods of time set forth in any Contract (including the Material Contracts), whether oral or written, and whether currently in effect or proposed to be entered into by each Company.
6.4    Restrictive Covenants. Each of the Sellers hereby acknowledges and agrees that such Seller is familiar with each Company’s trade secrets and other confidential information, and that such Company would be irreparably damaged if any Seller were to provide services to any Person competing with such Company or engaged in a similar business during the “Restrictive Period” (defined below) and that such competition by the Seller would result in a significant loss of goodwill by such Company. Each of the Sellers further acknowledges and agrees that the covenants and agreements set forth in this Section 6.4 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Seller breached the provisions of this Section 6.4. Each Seller further acknowledges that his services have been and shall be of special, unique and extraordinary value to the Companies, and that such Seller has been substantially responsible for the growth and development of the Companies and the creation and preservation of the Companies’ goodwill. Therefore, in further consideration of the Purchase Price payable to the Sellers hereunder (from which the Sellers shall derive substantial direct and indirect benefit), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Seller hereby covenants and agrees as follows:
(a)    From the Closing Date until the fifth (5th) anniversary of the Closing Date (the “Restrictive Period”), each Seller shall not directly or indirectly own any interest in, individually or in conjunction with any other person, manage, control, participate in (whether as an officer, manager, director, employee, partner, agent, representative, consultant, contractor or otherwise), consult with, render services for, acquire, establish or own any financial, beneficial or other interest in, or in any other manner engage (or assist any other entity to engage) in any business that the Companies conducted in the twelve month period prior to the Closing Date, in the State of Arizona or any state contiguous thereto. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a Seller or its Affiliates from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, so long as none of such Persons has any active participation in the business of such corporation.
(b)    During the Restrictive Period, no Seller shall directly or indirectly through another Person, (i) induce, or attempt to induce, any employee or independent contractor of any of the Companies to leave the employ or services of such Company, or in any way interfere with the relationship between such Company and any employee or independent contractor thereof, (ii) solicit for hire any person who was an employee or independent contractor of such Company at any time during the six (6) month period immediately prior to the date on which such hiring would take place, except pursuant to a general solicitation which is not directed specifically to any employee or independent contractor, or (iii) call on, solicit or service any client, customer, distributor, supplier, service provider, licensee, licensor, investor or other business relation of any of the Companies in order to induce or attempt to induce such Person to cease doing business with such Company, or in any way interfere with the relationship between any such client, customer, distributor, supplier, service provider, licensee, investor or business relation and such Company (including making any negative or disparaging statements or communications regarding such Company, or any of its Affiliates).
(c)    The Parties agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach of this Agreement, each Company, its Affiliates and/or their respective successors and assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.
(d)    Each Seller agrees that it shall not at any time disclose or use any Confidential Information of which such Seller is or becomes aware, whether or not such information was or is developed by him, except to the extent that such disclosure or use is directly related to and required by his performance of duties assigned to him by any of the Companies or any of its Affiliates. Each Seller shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by any Seller of Confidential Information that (i) has been published in a form generally available to the public other than as a result of his acts or omissions to act prior to the date such Seller proposes to disclose such information, (ii) relates to Seller’s own compensation and benefits information, which he is entitled to use and disclose, (iii) is provided in confidence to a law enforcement agency for the purpose of reporting or participating in the investigation of an actual or potential violation of law; or (iv) is required to be disclosed pursuant to any applicable law, court order or legal process. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(e)    If, at the time of enforcement of the covenants contained in this Section 6.4 (the “Restrictive Covenants”), a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, area or other reasonable restrictions under such circumstances shall be substituted for the stated duration, scope, area or other respective restrictions and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of each Company’s business and the substantial investment in each Company made by Buyer hereunder. Each Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by him in connection with the direct or indirect sale by him of the goodwill of each Company’s business pursuant to this Agreement and not directly or indirectly in connection with his employment or other relationship with any of the Companies.
(f)    In the event of any breach or violation by any Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled for the period of such breach or violation.
6.5    WARN Act and Other Similar Statutes or Regulations. With respect to the Worker Adjustment Retraining and Notification Act and any other applicable law relating to notice or payments in connection with plant closings or mass layoffs, Buyer and Sellers intend that this Agreement and the transactions contemplated herein will not interrupt in any material respect the ongoing operations of the Companies’ business. Buyer will continue, through Closing, the employment of substantially all of the employees of the Companies and Subsidiaries.
6.6    401(k) Plan Termination. The applicable Companies or Subsidiaries shall have adopted written resolutions necessary and appropriate to terminate each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “401(k) Plan”), effective no later than one (1) day immediately preceding the Closing Date. The applicable Companies or Subsidiaries shall have delivered to the Buyer, no later than one (1) day immediately preceding the date hereof, evidence that the board of directors or similar governing body of the applicable Companies or Subsidiaries has validly adopted such resolutions to (a) terminate such 401(k) Plan (the form and substance of which shall be subject to prior review and approval of the Buyer), (b) cease all contributions to such 401(k) Plan, and (c) fully vest the account balance of each participant in such 401(k) Plan, such termination, cessation of contributions and vesting to be effective no later than one (1) day immediately preceding the Closing Date.
ARTICLE VII
SURVIVAL; REPRESENTATIONS AND WARRANTIES; INSURANCE
7.1    No Survival of Representations and Warranties. The representations and warranties in Article III and Article IV of this Agreement shall terminate as of the Closing Date. The covenants of the Sellers, the Companies and the Buyer contained in this Agreement shall terminate as of the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive the Closing until performed in accordance with their respective terms.

7.2    Representations and Warranties Insurance. The Buyer has obtained, at its sole cost and expense, a representations and warranties insurance policy (the “RWI Policy”), which RWI Policy and the proceeds therefrom shall be the Buyer’s sole and exclusive recourse with respect to the breach of any representation or warranty under Article III and Article IV of this Agreement, except in the case of fraud (in which case, each Seller shall be severally, and not jointly, liable for any fraud made much such Seller).
ARTICLE VIII
CERTAIN DEFINITIONS
(a)    As used herein the following terms not otherwise defined have the following respective meanings:
“Adjustment Escrow Amount”: $1,000,000.
“Affiliate”: As applied to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Affordable Care Act”: The Patient Protection and Affordable Care Act of 2010, as amended, and the rules and regulations issued thereunder and any successor statute and the rules and regulations issued thereunder.
“Ancillary Agreements”: Any document delivered in connection with the transactions contemplated hereby, including without limitation, the Escrow Agreement.
“Business Day”: Any day, other than a Saturday, Sunday or a day on which banks located in Phoenix, Arizona or Dallas, Texas shall be authorized or required by law to close.
“CARES Act”: The Coronavirus, Aid, Relief and Economic Security Act, as amended by subsequent legislation including the American Rescue Plan Act of 2021.
“Certificate of Indebtedness”: A certificate of the Companies setting forth the amount of Indebtedness of the Companies outstanding on the Closing Date and specifying the amount of Indebtedness owed to each creditor listed thereon, together with wire instructions and any other information necessary to effect the final payment in full of the Indebtedness owed to each creditor listed thereon.
“Certificate of Transaction Expenses”: A certificate of the Companies setting forth the amount of Transaction Expenses of the Companies outstanding on the Closing Date and specifying the amount owed to each creditor listed thereon, together with wire instructions and any other information necessary to effect the final payment in full of the Transaction Expenses owed to each creditor listed thereon.

“Closing Indebtedness”: The amount of aggregate Indebtedness of the Companies as of the Measurement Time.
“Closing Net Cash Amount”: The final Net Cash Amount determined as of the Measurement Time; provided, however, that the Closing Net Cash Amount shall exclude (i) any amounts used to pay any Transaction Expenses between the Measurement Time and the Closing, (ii) any distribution made to any Seller at or after the Measurement Time and prior to the Closing and (iii) any other distribution or payment made at or after the Measurement Time and prior to the Closing .
“Closing Net Working Capital”: The final amount of Net Working Capital determined as of the Measurement Time.
“Closing Net Working Capital Target”: An amount equal to $5,000,000.
“Code”: The Internal Revenue Code of 1986, as amended, and any regulations issued thereunder.
“Contract”: Any contract, obligation, right of first offer, right of first refusal, option agreement, understanding, commitment, lease, license, purchase order, bid, undertaking, arrangement, plan or other agreement, arrangement or understanding, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.
“Customs & International Trade Laws”: Any law, statute, order, regulation, rule, directive, decree, ordinance or other decision or requirement of any Governmental Authority concerning the importation, exportation, re-exportation or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation.
“Data Security Requirements”: Collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any personal information or data (whether in electronic or any other form or medium) or otherwise relating to privacy, security or security breach notification requirements and applicable to either Company or to any of the Business Systems: (i) the Companies’ own rules, policies and procedures; (ii) all applicable laws; (iii)  if applicable, the Payment Card Industry Data Security Standard (PCI DSS); and (iv) contracts into which any Company or Subsidiary has entered or by which it is otherwise bound.
“Environmental Laws”: All applicable federal, state or local laws, statutes, regulations, codes, principles of common law, rules, ordinances or Contractual obligations relating to environmental matters, Hazardous Substances (as hereinafter defined), natural resources, pollution or protection of human health, safety or the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, or land or otherwise relating to the manufacture, processing, distribution, use, presence, production, treatment, storage, disposal, transport, or handling of Hazardous Substances as of the Closing Date, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act

(42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), and other similar state and local statutes, and any regulations promulgated thereto.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.
“Estimated Indebtedness”: The estimated amount of aggregate Indebtedness of the Companies outstanding as of the Measurement Time set forth on the Initial Closing Statement delivered in accordance with Section 1.2(a) above.
“Estimated Net Cash”: The estimated amount of the Net Cash Amount of the Companies as of the Measurement Time set forth on the Initial Closing Statement delivered in accordance with Section 1.2(a) above; provided, however, that Estimated Net Cash shall exclude (i) any amounts used to pay any Transaction Expenses between the Measurement Time and the Closing, (ii) any distribution made to any Seller at or after the Measurement Time and prior to the Closing and (iii) any other distribution or payment made at or after the Measurement Time and prior to the Closing.
“Estimated Net Working Capital”: The estimated amount of Net Working Capital of the Companies as of the Measurement Time set forth on the Initial Closing Statement delivered in accordance with Section 1.2(a) above.
“Estimated Purchase Price”: An amount equal to (i) $150,000,000, plus (ii) the amount, if any, by which the Estimated Net Working Capital exceeds the Closing Net Working Capital Target by more than the Net Working Capital Collar Amount, minus (iii) the amount, if any, by which the Closing Net Working Capital Target exceeds the Estimated Net Working Capital by more than the Net Working Capital Collar Amount, plus (iv) the Estimated Net Cash, minus (v) the Estimated Indebtedness, and minus (vi) the Estimated Transaction Expenses.
“Estimated Transaction Expenses”: The estimated amount of Transaction Expenses of the Companies outstanding as of the Closing as set forth on the Initial Closing Statement delivered in accordance with Section 1.2(a) above.
“GAAP”: Generally accepted accounting principles in the United States of America in effect from time to time.
“Governing Document”: Any charter, articles, bylaws, certificate of formation, operating agreement, statement, statute or similar document adopted, filed or registered in connection with the creation, formation or organization of an entity, and any Contract among equity holders, partners or members of an entity.
“Governmental Authority”: Any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any arbitrator, governmental agency, branch, department or other entity and any court, judicial or arbitral body or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature, or (f) official of any of the foregoing.

“Hazardous Substances”: Any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33), any toxic substance, oil or hazardous material, or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde, per- and polyfluoroalkyl substances, perchlorate or polychlorinated biphenyls) regulated by or forming the basis of liability under any Environmental Laws.
“Income Taxes”: Any federal, state, local or foreign Tax imposed upon or measured by net income, gross income (excluding any Tax based solely on gross receipts) or capital, including any interest, penalty, or additions thereto, whether or not disputed.
“Indebtedness”: As applied to any Person, (a) all obligations of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all obligations of any such Person for the deferred purchase price of property or services (including all seller notes, earn-outs and other similar obligations, whether or not matured), (c) all obligations of any such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by any such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of any such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (e) all severance obligations of such Person, (f) all obligations or commitments by which such Person assures a creditor against loss, (g) all obligations of such Person under any interest rate swap, currency exchange or other hedging Contract, (h) all obligations or commitments of such Person to pay or repay deposits (including security deposits and deposits for Taxes owed under any lease or otherwise) or other amounts advanced and owing to third parties, (i) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (j) all capitalized lease obligations of such Person, (k) all obligations of such Person related to deferred revenue, (l) all interest, fees and other expenses owed with respect to the obligations referred to above, (m) all Taxes deferred pursuant to the CARES Act, (n) all outstanding severance obligations, deferred compensation and unpaid bonuses, plus the employer portion of any Taxes incurred in respect of such obligations and (o) all indebtedness referred to above which is directly or indirectly guaranteed by any such Person or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, in each case determined in accordance with the Applicable Accounting Principles. Indebtedness shall not include any amounts owed under the operating leases set forth on Schedule 3.14(a).
“Intellectual Property”: All rights, title and interest in and to all intellectual property in any jurisdiction throughout the world, whether registered or unregistered, including: (i) patents, patent applications, and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, trade names, logos and slogans, together with the goodwill associated with each of the foregoing (collectively, “Trademarks”); (iii) copyrights, copyrightable works, and works of authorship; (iv) registrations and applications for any of the foregoing in clauses (i) through (iii); (v) Internet domain names and website content; (vi) inventions, know-how, trade secrets, proprietary information, technical information, methods or processes (whether or not patentable); and (vii) intellectual property rights in computer software (including source code, executable code, algorithms, data, and databases); all of the foregoing, including the right to sue for past, present and future infringement, misappropriation or other violation thereof, and the right (if any) to receive all damages, payments, costs and fees associated therewith.
“IRS”: The United States Internal Revenue Service.
“Lease Holdback Amount”: $15,000,000.
“Lien”: Any mortgage, lien, pledge, bailment, hypothecation, power of sale, charge, security interest, equitable interest, encroachment, easement, covenant, restriction, encumbrance, mortgage, deed, servitude, title retention agreement, rights of first refusal, option, restriction on transfer or use, grant of power to confess judgment or conditional sales, equity or other adverse claim.
“Material Adverse Effect”: Any circumstance, change or effect that, individually or in the aggregate, (i) materially impairs the ability of the Sellers or the Companies to consummate, or prevents or delays, any of the transactions contemplated hereby or could reasonably be expected to do so, or (ii) is, or could reasonably be expected to be, materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Companies, taken as a whole, except, with respect to clause (ii), to the extent any such circumstance, change or effect results from: (a) any changes in national or regional political conditions (including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States) or in general economic, business, regulatory, political or market conditions or in financial markets affecting substantially as a whole the United States economy, except to the extent such circumstance, change or effect has a disproportionate impact on the Companies relative to other participants in the industries in which the Companies operate; or (b) any actions taken (or omitted to be taken) at the written request of the Buyer.
“Net Cash Amount”: As of the close of business on a given date, the aggregate amount of each Company’s cash and cash equivalents on hand or in bank accounts as of such time, minus (a) the aggregate amount of checks issued or received by such Company but have not yet cleared as of such time, minus (b) any cash which is subject to capital maintenance or capital surplus rules or similar statutory restrictions which require the holding of specific assets or separate accounts and the like, minus (c) any cash required to be held as collateral or in escrow as a result of regulatory or contractual requirements, in each case determined in accordance with the Applicable Accounting Principles. For the avoidance of doubt, the Net Cash Amount may be a positive or negative number.
“Net Working Capital”: As of the close of business on a given date, (a) the aggregate amount of the current assets of each Company as of such time, minus (b) the aggregate amount of the current liabilities of each Company as of such time, in each case determined in accordance with the sample net working capital calculation set forth on Schedule 1.3(b) (the “Net Working Capital Illustration”) and, to the extent consistent with the Net Working Capital Illustration, the Applicable Accounting Principles. For the avoidance of doubt, Net Working Capital shall exclude any amounts taken into account in the calculation of Net Cash Amount or Indebtedness.

“Net Working Capital Collar Amount”: $100,000.
“Operating Company”: Each of SWRP and White Mountain Rock Products, LLC, a subsidiary of White Mountain Properties, LLC.
“Otto Sellers”: Mark Otto and AOM Irrevocable Trust.
“Parties”: Buyer, Sellers and each Company.
“Peoria Lease”: That certain Lease currently being negotiated for the Leased Real Property located at 27212 N. 107th Avenue, Peoria, Arizona 85382 consisting of acreage encompassing the following Mine Blocks:  Active A, Active B, Active C, Expansion A and Expansion B as detailed on the Westward Report attached as Schedule 1.2(b).
“Permitted Encumbrances”: (a) Any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien for Taxes not yet due, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased and (d) any recorded easement, covenant, zoning or other restriction on the Owned Real Property or Leased Real Property that do not adversely affect in any material respect the current value, use or ownership of the applicable Owned Real Property or Leased Real Property owned, leased, used or held for use by any Company or any Subsidiary.
“Person”: A corporation, a limited liability company, an association, a partnership, an organization, a trust, a business or other entity, or an individual.
“Post-Closing Tax Period”: (a) Any taxable period of the Companies that begins after the Closing Date and (b) with respect to any Straddle Period of the Companies, the portion of such Straddle Period after the Closing Date.
“Pre-Closing Tax Period”: (a) Any taxable period of the Companies that begins before the Closing Date and ends on or before the Closing Date and (b) with respect to any Straddle Period of the Companies, the portion of such Straddle Period prior to and including the Closing Date.
“Pro Rata Interest”: With respect to each Seller, the percentage for such Seller set forth across from the name of such Seller under the column “Pro Rata Interest” on Schedule 1(b) hereto.
“Purchase Price”: An amount equal to (i) $150,000,000, plus (ii) the amount, if any, by which the Closing Net Working Capital exceeds the Closing Net Working Capital Target by more than the Net Working Capital Collar Amount, minus (iii) the amount, if any, by which the Closing Net Working Capital Target exceeds the Closing Net Working Capital by more than the Net Working Capital Collar Amount, plus (iv) the Closing Net Cash Amount, minus (v) the Closing Indebtedness, and minus (vi) the Transaction Expenses.
“Representative”: With respect to any Person, its officers, directors, Affiliates, employees, financial advisors, financing sources, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives and each of their respective Affiliates. With respect to the Buyer, “Representative” shall also include representatives of entities providing or arranging financing for the Buyer.

“Standard Software Contract”: A Contract with a supplier to either Company regarding the right to use standard, commercially available software or software-based services, with an annual commitment of no more than $20,000.
“Straddle Period”: Any taxable period that includes (but does not end on) the Closing Date.
“Tax”: (a) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or addon minimum, estimated, or other tax of any kind whatsoever, however denominated or computed, and any escheat amounts or other amounts due in respect of unclaimed property, and in respect of each and every of the foregoing, including any interest, penalty, or addition thereto, whether disputed or not, and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Return”: Any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any law, regulation or administrative requirements relating to any Tax.
“Transaction Expenses”: All fees, costs and expenses of the Sellers and the Companies incurred in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the Closing to the extent not paid prior to the Closing, including, but not limited to, (a) all brokerage commissions fees and disbursements (if any), (b) all fees and disbursements of attorneys, accountants and other advisors and service providers, (c) any sale bonuses, retention payments or any other change-of-control or similar obligations paid to any Person at or prior to the Closing, and (d) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Companies in connection with any sale bonuses, retention payments or any other change-of-control or similar obligations or other amounts paid to any Person at or prior to the Closing.
(b)    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Adjustment Escrow Account	1.2(e)
Affiliate Agreements	3.20
Agreement	Caption
Annual Financial Statements	3.6
Applicable Accounting Principles	1.2(a)
Asset Transfer Agreement	1.7
Business Systems	3.16(f)

Buyer	Caption
Buyer’s Proposed Calculations	1.3(b)
CERCLA	8(a) (definition of “Environmental Laws”)
Closing	2.1
Closing Balance Sheet	1.2(a)
Closing Date	2.1
Companies	Caption
Confidentiality Agreement	6.1
Dispute Notice	1.3(b)
Environmental Permits	3.11(d)(i)
EPA	3.11(d)(iii)
ERISA Affiliate	3.15(a)
Erroneous Party	1.3(b)
Escrow Agent	1.2(e)
Escrow Agreement	1.2(e)
Final Adjustment	1.3(c)
Final Closing Statement	1.3(a)
Financial Statements	3.6
HSR Act	Recitals
HSR Filing	Recitals
Independent Accounting Firm	1.3(b)
Initial Closing Statement	1.2(a)
Interim Financials	3.6
Inventory	3.23
Labor Law	3.18
Leased Real Property	3.11(b)
Material Contracts	3.14(a)(xxiv)
Measurement Time	2.1
MLT	Caption
Owned Real Property	3.11(a)
Permits	3.10
Plans	3.15(a)
PPP Loan	3.27
Pre-Closing Tax Returns	6.2(a)
Proceeding	3.9
Purchase Price Allocation	1.6
Purchased Interests	Recitals
Real Property Leases	3.11(b)
Remaining Disputed Items	1.3(b)
Required Consent	3.14(b)

Restrictive Covenants	6.4(e)
Restrictive Period	6.4(a)
RWI Policy	7.2
Sellers	Caption
Sellers’ Proposed Calculations	1.3(b)
Sellers’ Representative	9.16(a)
Straddle Period Tax Returns	6.2(b)
Subsidiary or Subsidiaries	3.2
SWRP	Caption
Tax Audit	6.2(c)
Warranty	3.29 =
401(k) Plan	6.6

ARTICLE IX
GENERAL
9.1    Expenses. All expenses of the preparation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, attorneys’, accountants’ and outside advisers’ fees and disbursements, shall be borne by (a) the Buyer if incurred for the Buyer’s account or (b) the Sellers if incurred for the account of the Sellers, the Sellers’ Representative or the Companies.
9.2    Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile or e-mail transmission, and may be delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by e-mail with confirmation of receipt, as follows (or to such other address as the applicable party may furnish to the other parties in writing):
If to the Companies (prior to the Closing), to:
Southwest Rock Products, LLC
39350 North Schnepf Road
San Tan Valley, AZ 85140
Attention:    Christopher Reinesch
Email:        swrplegacy@yahoo.com
with a copy sent contemporaneously to (which shall not constitute notice):
Morningstar Law Group
421 Fayetteville Street, Suite 530
Raleigh, NC 27601
Attention:    Kenneth G. Carroll
Email:    kcarroll@morningstarlawgroup.com

If to the Sellers, to the Sellers’ Representative:
Christopher Reinesch
3968 S. Calle Medio A Celeste
Gold Canyon, AZ 85118-2978
Email:        swrplegacy@yahoo.com
with a copy sent contemporaneously to (which shall not constitute notice):
Morningstar Law Group
421 Fayetteville Street, Suite 530
Raleigh, NC 27601
Attention:    Kenneth G. Carroll
Email:    kcarroll@morningstarlawgroup.com
If to the Buyer or the Companies (following the Closing), to:
Arcosa MS5, LLC
c/o Arcosa, Inc.
500 North Akard St., Suite 400
Dallas, TX 75201
Attention:    Reid Essl
        Mark Elmore
Email:        Reid.Essl@arcosa.com
        Mark.Elmore@arcosa.com
with a copy sent contemporaneously to (which shall not constitute notice):
Kirkland & Ellis LLP
1601 Elm Street, Suite 2700
Dallas, Texas 75201
Attention:    Kevin T. Crews, P.C.
Email:        Kevin.Crews@kirkland.com
Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, on the Business Day of delivery, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by email, when receipt is confirmed by the recipient.
9.3    Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, including without limitation the letter of intent dated June 1, 2021, by and between Buyer and the Companies, and shall not be amended except by a written instrument hereafter signed by the Buyer, the Companies and the Sellers’ Representative.
9.4    Governing Law. The validity and construction of this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws (and not the choice-of-law rules) of the State of Delaware.

9.5    Jurisdiction. Any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the _________ District of Arizona or, if jurisdiction is not then available, in the Arizona State Courts located in Maricopa County, Arizona, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.5. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9.6    Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as “Section” or “paragraph.” The headings of Sections and paragraphs are for reference only and shall not limit or control the meaning thereof.
9.7    Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that the Buyer may collaterally assign their rights and obligations hereunder to any Person providing financing to the Buyer for the purchase of the Purchased Interests hereunder.
9.8    Further Assurances. After the Closing, upon request of Buyer and without further consideration, the Sellers shall execute, acknowledge and deliver such other instruments of sale, assignment, conveyance and transfer and shall take all such other action as may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and to more effectively transfer to and vest in Buyer, and to put Buyer in possession of, the Purchased Interests, free and clear of any and all Liens. Sellers shall use their commercially reasonable best efforts to secure, or to assist Buyer in securing, any Required Consent from any Person or Governmental Authority which may be required for the consummation of the transactions contemplated by this Agreement and the continued operation of each Company after the Closing.
9.9    No Implied Rights. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, firm or corporation, other than the Sellers, each Company and the Buyer and their respective equity holders, any rights or remedies under or by reason of this Agreement.
9.10    Knowledge. Whenever the phrase “to the knowledge of each Company” or “to the knowledge of the Sellers” or another similar qualification is used herein, the relevant knowledge is limited solely to the knowledge of Christopher Reinesch, Steven Hood and Dorene Rounds, in each case, such knowledge as would be imputed to such Person(s) upon due inquiry.

9.11    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures submitted by facsimile or in PDF (portable document format) or other electronic means shall be deemed to be original signatures for all purposes.
9.12    Public Statements or Releases. Except as otherwise required by applicable law or any listing agreement of any party hereto, each of the parties hereto agrees that no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement, the transactions contemplated hereby, the terms and provisions or any negotiations or discussions related hereto, without first obtaining the prior consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that, for the avoidance of doubt, the Buyer and its Affiliates may make filings and disclosures as the Buyer and its Affiliates may reasonably determine is necessary or appropriate to comply with applicable securities laws (including the Securities Exchange Act of 1934) or rules or requirements of the New York Stock Exchange or the U.S. Securities and Exchange Commission and the Buyer and its Affiliates may make public announcements, including on investor or earnings calls, consistent in all material respects with such filings and disclosures. For the avoidance of doubt, each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.
9.13    Business Records. The Buyer acknowledges that the business records of each Company relating to its operations prior to the Closing will be acquired by the Buyer in connection with the consummation of the transactions contemplated hereby, and that the Sellers may from time to time require access to or copies of such records for Tax purposes. The Buyer agrees that upon reasonable prior notice from any Seller, it will, during normal business hours, provide such Seller with reasonable access to or copies of such records. Each Seller hereby agrees to hold any confidential information so provided in confidence and to use such information only for the purposes described above. The Buyer agrees that it will not within six (6) years after the Closing Date destroy any business records of any of the Companies prepared prior to the Closing without first notifying the Sellers, and affording the Sellers the opportunity to remove or copy such records. For purposes of the preceding sentence, any notice from the Buyer delivered in accordance with Section 9.2 shall be deemed to be adequate notice if not responded to in writing by the Sellers within thirty (30) days.
9.14    Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.
9.15    Interpretation; Schedules. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” The words “or,” “either,” “and/or” and “any” in this Agreement shall not be exclusive. Any matter set forth on the Schedules shall be deemed set forth on all other Schedules to the extent it is reasonably apparent from such disclosure that such disclosure is applicable to such other Schedule. Any references to the masculine, feminine, or neuter gender shall include such other genders and any references to the singular or plural shall include the other, in each case unless the context otherwise requires. All Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. This Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any law shall be deemed also to refer to all amendments thereto. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. Any date that falls on a date that is not a Business Day shall be deemed to refer to the next succeeding Business Day. All references to “$” or “dollars” in this Agreement refer to the currency of the United States of America. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.
9.16    Sellers’ Representative.
(a)    Each Seller, on behalf of such Seller and such Seller’s successors, heirs and permitted assigns, hereby appoints Christopher Reinesch as “Sellers’ Representative” as such Seller’s agent and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including the full power and authority (i) to perform the transactions contemplated hereby to be performed by the Sellers under this Agreement and the Ancillary Agreements, (ii) to disburse any funds received hereunder to the Sellers, (iii) to execute and deliver on behalf of each Seller any amendment or waiver under this Agreement and to agree to resolution of all claims hereunder, (iv) to retain legal counsel and other professional services, at the expense of the Sellers, in connection with the performance by the Sellers’ Representative of this Agreement and (v) to do each and every act (including the execution and delivery of any certificates required in conjunction with the transactions contemplated hereby) and exercise all rights which such Seller is permitted or required to do or exercise under this Agreement and the Ancillary Agreements. If the Sellers’ Representative resigns or is otherwise unable or unwilling to serve in such capacity, the Sellers that hold or held a majority of all of the Purchased Interests sold or to be sold hereunder will appoint a new Person to serve as the Sellers’ Representative and will provide prompt written notice thereof to the Buyer. Until such notice is received, the Buyer shall be entitled to rely on the actions and statements of the previous Sellers’ Representative. The power and authority granted hereunder will be exclusive and no Seller shall be entitled to exercise any right under this Agreement or the Ancillary Agreements except through the Sellers’ Representative.
(b)    The appointment of the Sellers’ Representative as the attorney-in-fact for each Seller as set forth in this Section 9.16 and all authority hereby conferred are granted and conferred in consideration of the interest of the other Sellers, is therefore coupled with an interest and is and will be irrevocable and shall neither be terminated nor otherwise affected by any act of any Seller or by operation of law, whether by the death, dissolution, liquidation, incapacity or incompetence of such Seller or by the occurrence of any other event. If, after the execution of this Agreement, any Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, the Sellers’ Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 9.16 as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. Each Seller agrees to execute such wills and documents as may be necessary and to give such instructions to his personal representatives as may be necessary so that his successors will remain subject to this Agreement and carry out the full intent and purposes hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed and delivered as of the date and year first above written.
THE COMPANIES:
SOUTHWEST ROCK PRODUCTS, LLC
By: CR MANAGEMENT, INC., its Sole Manager
By:    /s/ Christopher J. Reinesch
Christopher J. Reinesch, President
WHITE MOUNTAIN PROPERTIES, LLC
By:    /s/ Christopher J. Reinesch
Christopher J. Reinesch, Manager
MIDWEST LAND TRUST, LLC
By:    /s/ Christopher J. Reinesch
Christopher J. Reinesch, Manager

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed and delivered as of the date and year first above written.
SELLERS:
/s/ Christopher J. Reinesch
Christopher J. Reinesch
/s/ Steven J. Hood
Steven J. Hood
/s/ Mark Otto
Mark Otto
AOM IRREVOCABLE TRUST
By    /s/ Mark Otto
Name: Mark Otto
Title: Trustee

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed and delivered as of the date and year first above written.
BUYER:
ARCOSA MS5, LLC
By: /s/ Reid Essl
Name: Reid Essl
Title: President

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed and delivered as of the date and year first above written.
SELLERS' REPRESENTATIVE:

/s/ Christopher J. Reinesch
Christoper J. Reinesch

1

Schedules

1	Sellers; Ownership; Pro Rata Interest
1.2(b)	Westward Report
1.3(a)	Applicable Accounting Principles
1.3(b)	Net Working Capital Illustration
1.7	Excluded Assets
2.2(i)	Resignations
3.1	Foreign Qualifications
3.2	Subsidiaries
3.3	Capitalization; Title to Purchased Interests
3.6	Financial Statements
3.7	Taxes
3.8	Absence of Certain Changes
3.9	Litigation, etc.
3.10	Conformity to Law; Permits
3.11(a)	Owned Real Property
3.11(b)	Leased Real Property
3.11(d)	Environmental Matters
3.12	Title to Personal Property
3.13	Insurance
3.14(a)	Contracts
3.14(b)	Required Consents
3.15(a)	Employee Benefits
3.15(b)	ERISA
3.15(c)	Benefit Plan Compliance
3.16	Intellectual Property
3.18	Employees; Labor Relations
3.20	Affiliate Transactions
3.21	Customers
3.22	Suppliers
3.25	No Undisclosed Liabilities
3.26	Bank Accounts, Signing Authority, Powers of Attorney
3.29	Warranties